Exhibit 10.1

REBORN COFFEE, INC
INTERNATIONAL LICENSING DISCLOSURE DOCUMENT

LICENSING AGREEMENT

LICENSEE

July 16th, 2025

DATE OF AGREEMENT

Mena Region, Europe

TERRITORY OF LICENSE

Eastern Europe

Middle East

REBORN COFFEE, INC

International Licensing Agreement I 2025

REBORN COFFEE, INC

LICENSING AGREEMENT

TABLE OF CONTENTS

SECTION

1.	DEFINITIONS	2
2.	GRANT	10
3.	INITIAL TERM AND RENEWAL RIGHTS	11
4.	FEES	13
5.	LICENSED TERRITORY AND STORE DEVELOPMENT	14
6.	OBLIGATIONS OF LICENSOR	15
7.	INTENTIONALLY OMITTED	17
8.	OBLIGATIONS OF LICENSEE	17
9.	SUPPLIERS AND PRODUCTS	26
10.	REBORN COFFEE MARKS	27
11.	ADVERTISING	29
12.	CONFIDENTIAL INFORMATION	36
13.	ACCOUNTING AND RECORDS	39
14.	INSURANCE	41
15.	TRANSFER OF INTEREST	42
16.	COVENANTS	49
17.	DEFAULT AND TERMINATION	53
18.	OBLIGATIONS FOLLOWING TERMINATION OR EXPIRATION	57
19.	INDEPENDENT CONTRACTOR AND INDEMNIFICATION	61
20.	DISPUTE RESOLUTION	64
21.	NOTICES	66
22.	OTHER PROVISIONS	66

REBORN COFFEE, INC
International Licensing Agreement I 2025	i

REBORN COFFEE, INC
LICENSING AGREEMENT

THIS LICENSING AGREEMENT (the“Agreement”) is made this 16 day of  July, 2025 (the “Effective Date”), by and between REBORN COFFEE, INC., a California corporation (“Licensor”), on the one hand, and Arjomand Group LLC , a _______ (“Licensee”), on the other hand, who are individually referred to in this Agreement as a “Party”, and collectively referred to in this Agreement as “Parties”.

RECITALS

A.	Licensor and its affiliates have developed and continue to develop the Reborn Coffee System for the establishment and operation of one or more licensee’s Reborn Coffee Stores using of one or more Reborn Coffee Marks.

B.	Licensee desires to obtain a license to develop, operate, and market Reborn Coffee- branded stores and products under the Reborn Coffee Marks and in strict compliance with: (i) the Reborn Coffee System, (ii) the standards and specifications established by Licensor from time to time, and (iii) the terms and conditions of this Agreement, and Licensor is willing to grant Licensee such license under the terms and conditions of this Agreement.

C.	Licensee understands and acknowledges the importance of Licensor’s high and uniform standards of quality, operations, and customer service and the necessity of operating a Reborn Coffee Store in conformity with Licensor’s standards and specifications.

D.	Licensee represents and warrants to Licensor, as an inducement to Licensor’s execution of this Agreement, that the information set forth in the Entity Information Disclosure attached to this Agreement is true, accurate and complete in all material respects on the Effective Date and that Licensee shall provide Licensor with all additional information Licensor may request with respect to the Owners and the ownership of Licensee. In addition, Licensee shall notify Licensor within ten (10) days of any change in any information set forth in the Entity Information Disclosure and shall provide Licensor with a revised Entity Information Disclosure certified by Licensee to be true, correct and complete in all material respects. Licensee acknowledges and agrees that Licensor’s grant of the license under this Agreement is made in reliance upon the accuracy and completeness of all representations set forth in the Entity Information Disclosure.

REBORN COFFEE, INC

International Licensing Agreement I 2025

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS OF THE PARTIES STATED IN THIS AGREEMENT AND FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth under this Section 1. Terms not defined under this Section 1 shall have the meanings specified elsewhere in the text of this Agreement.

“Abandon” means (i) Licensee’s failure, at any time during the Term, to keep a Reborn Coffee location open and operating for business for a period of five (5) consecutive days, except as provided in the Operations Manual; (ii) Licensee’s failure to maintain operations in a manner that meets Licensor’s standards; (iii) Licensee’s failure to respond to Licensor’s communications or manage the business in an active, consistent manner under the Reborn Coffee brand; (iv) withdrawal of permission from a landlord that prevents continued operation in the designated location; or (v) closure required by applicable law.

“Additional Training Programs” shall have the meaning set forth in Section 6.3.

“Affiliate” or “Affiliates” mean any person or Entity that controls, is controlled by, or is under common control with, a Party to this Agreement. Control of such person or Entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or Entity whether by contract or otherwise.

“Anti-Terrorism Laws” shall have the meaning set forth in Section 16.10.

“Applicable Law” means and includes applicable common law and all statutes, laws, rules, regulations, ordinances, policies and procedures established by any Governmental Authority with jurisdiction over the operation of the Reborn Coffee Store that are in effect on or after the Effective Date, as they may be amended from time to time.

REBORN COFFEE, INC
International Licensing Agreement I 2025	2

“Approved Suppliers” means suppliers of one or more Reborn Coffee Branded Products, Reborn Coffee Proprietary Products and Non-Proprietary Products, and ancillary services, food products, beverages, supplies, furniture, fixtures and equipment for one or more Reborn Coffee Stores, which suppliers have been accepted and approved by Licensor because they have demonstrated to Licensor their ability to supply products and services meeting Licensor’s specifications as to brand names, models, contents, manner of preparation, ingredients, quality, freshness, compliance with standards and regulations of Governmental Authority, reliability with respect to delivery and consistency in the quality of their products or services. Licensor and its Affiliates may be Approved Suppliers.

“Assignment” shall have the meaning set forth in Section 15.2.1.

“Authorized Reborn Coffee Products” means all Reborn Coffee Branded Products, Reborn Coffee Proprietary Products and Non-Proprietary Products offered for sale or use at one or more Reborn Coffee Stores, as specified by Licensor from time to time.

“Co-Branding” means the operation of an independent business, product line, services, or operating system owned or licensed by another Entity (not Licensor) that is featured or incorporated within the Reborn Coffee Store or is adjacent to the Reborn Coffee Store and operated in a manner likely to cause the public to perceive it is related to the Reborn Coffee Store. An example would be an independent ice cream store or counter installed within the Reborn Coffee Store.

“Competitive Business” means any shop, establishment or business that prepares, offers or sells teas, coffee, espressos, or latte beverages, or other specialty beverages as a primary menu item or any shop, establishment or business that looks like, copies, imitates, or operates with a similar trade dress or decor to the Reborn Coffee Store.

“Confidential Information” shall have the meaning set forth in Section 12.1.

“Constituents” means past, present and future Affiliates, parents, subsidiaries, divisions, partners, members, trustees, receivers, executors, representatives, administrators, owners, shareholders, distributors, predecessors, officers, directors, agents, managers, principals, employees, insurers, successors, assigns, representatives, and advisors and the past, present and future officers, directors, agents, managers, principals, members, employees, insurers, successors, assigns, representatives and advisors of each of the foregoing.

REBORN COFFEE, INC
International Licensing Agreement I 2025	3

“Crisis Management Event” means any event that occurs at or about the Reborn Coffee Store that has or may cause damage, harm or injury, including, without limitation, food contamination, food spoilage or poisoning, food tampering or sabotage, contagious diseases, natural disasters, terrorist acts, criminal acts, shootings or any other circumstance which may cause damage, harm or injury the Reborn Coffee System, the Reborn Coffee Marks, or the image or reputation of Licensor or any of its Affiliates or to any customers, employees, or personnel of the Reborn Coffee Store.

“Default” means any breach of, or failure to comply with, any of the terms or conditions of an agreement.

“Direct Claim” shall have the meaning set forth in Section 19.4.1.

“Entity” means any limited liability company, partnership, trust, association, corporation, or other legal entity, which is not an individual.

“Equity” means all forms of ownership, whether legal or beneficial, voting or non-voting, including shares, partnership interests, limited liability company membership or ownership interests, joint tenancy interests, proprietorship interests, trust beneficiary interests, proxy interests, power-of-attorney interests, and all options, warrants and instruments convertible into such other interests, and any other right, title or interest not included in this definition that Licensor determines to constitute a form of direct or indirect ownership in Licensee.

“Exercise Date” shall have the meaning set forth in Section 18.6.

“Expiration Date” means the tenth anniversary of the Opening Date.

“Fair Market Value” shall have the meaning set forth in Section 18.6.

“Force Majeure” means any event that satisfies all of the following criteria: (i) that was reasonably unforeseeable as of the Effective Date, (ii) that is beyond the reasonable control, directly or indirectly, of a Party, (iii) that could not reasonably have been prevented or avoided by that Party with the exercise of reasonable efforts and due diligence, (iv) that does not result from the fault or negligence of that Party or any of its agents, employees or contractors, and (v) that causes performance by that Party to be delayed, in whole or in part, or that causes that Party to be unable to partially or wholly perform its obligations under this Agreement. Subject to the satisfaction of all of the foregoing criteria, “Force Majeure” includes (a) acts of God (such as tornadoes, earthquakes, hurricanes, floods, fire or other natural catastrophe), (b) strikes, lockouts or other industrial disturbances, (c) war, terrorist acts, riot, or other civil disturbance, (d) unilateral governmental action impacting tea or coffee shops generally, and (e) epidemics, transportation shortages, inadequate supply of labor, material or energy, or a party foregoing the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any Governmental Authority. Notwithstanding the foregoing, neither an act or failure to act by a Governmental Authority, nor the performance, non-performance or exercise of rights under any agreement with Licensee by any lender, landlord, contractor, or other person, or Licensee’s financial inability to perform or Licensee’s insolvency, shall be an event of Force Majeure hereunder.

REBORN COFFEE, INC
International Licensing Agreement I 2025	4

“Licensed Location” means the site of the Reborn Coffee Store operated by Licensee at

“Licensed Rights” shall have the meaning set forth in Section 2.1.

“General Manager” means an individual, acceptable to Licensor, who is responsible for overseeing the operation of the Reborn Coffee Store in the absence of the Licensee’s Representative.

“General Release” means the form of general release prescribed by Licensor that releases any and all obligations, liabilities, demands, costs, expenses, damages, claims, actions and causes of action, of whatever nature, character or description, whether known or unknown, against Licensor and its Constituents. A General Release will cover future consequences of acts, omissions, events and circumstances predating the date of the General Release, but will not release, in advance, future acts, omissions or events which have not yet occurred at the time the General Release is executed.

“Good Standing” means Licensee is in compliance with the terms and conditions of this Agreement, the Manuals and all other agreements then in effect between Licensor, or any of its Affiliates, and Licensee, and Licensee has cured each Default for which Licensor has issued a Notice of Default to Licensee within the applicable time periods set forth in Section 17.

“Governmental Authority” means any and all federal, state, county, municipal and local governmental and quasi-governmental agencies, commissions and authorities.

“Gross Sales” means the total of all revenues and value derived from sales of any nature or kind whatsoever from the Reborn Coffee Store during the Term, whether evidenced by cash, services, property, barter, or other means of exchange or benefit, including orders taken in or from the Reborn Coffee Store although filled elsewhere. “Gross Sales” shall include the full value of beverages and foods that Licensee provides to its employees or personnel as incident to or in connection with their employment or services (less the amount of any normal and ordinary course of business discounts against Gross Sales given during the month in which the beverages and foods were provided), plus the full value of beverages and foods that Licensee provides for promotional or marketing purposes, plus all proceeds from the sale or provision of coupons, gift certificates, vouchers, or similar items. “Gross Sales” shall exclude the amount of bona fide refunds paid to customers, the amount of any sales or use taxes actually paid by Licensee to any Governmental Authority, and the retail price of any coupons, gift certificates and vouchers sold in the ordinary course of business when they are redeemed by customers in the ordinary course of business.

“Improvements” means any ideas, concepts, information, know-how, inventions, original works of authorship, specifications, developments, techniques, processes, practices, methods, methodologies, improvements, derivative works, trade secrets, or other proprietary or intellectual property rights, whether or not patentable, protectable or registrable or reduced to practice, in any form or medium, in connection with the Reborn Coffee Store, the Reborn Coffee System or any part thereof.

“Incapacity” means any physical, emotional, or mental injury, illness, or incapacity that would prevent a person from performing the obligations set forth in this Agreement for at least four (4) consecutive months; and from which recovery within four (4) consecutive months from the date of determination of incapacity is unlikely. Incapacity shall be determined by a licensed practicing physician selected by Licensor upon examination of such person or, if such person refuses to be examined, then such person shall automatically be deemed incapacitated as of the date of refusal. Licensor shall pay the cost of the required examination.

“Indemnifiable Claim” shall have the meaning set forth in Section 19.4.

“Indemnitees” shall have the meaning set forth in Section 19.4.

“Indemnitors” shall have the meaning set forth in Section 19.4.

“Initial License Fee” means the initial fee that Licensee must pay Licensor as set forth in Section 4.1 for granting of the Licensed Rights by Licensor to Licensee to operate the Reborn Coffee Store under this Agreement.

REBORN COFFEE, INC
International Licensing Agreement I 2025	5

“Initial Term” means the ten (10) year period commencing on the Opening Date and ending on the Expiration Date.

“Initial Training Program” shall have the meaning set forth in Section 6.1.

“Landlord” means the real property owner of the Licensed Location who enters into a Lease with Licensee for the Licensed Location or such owner’s property manager or other representative.

“Lease” shall mean any agreement, however denominated, between Licensee and Landlord that allows Licensee to occupy the Licensed Location owned by a Landlord, including any lease, sublease, concession agreement, license or similar arrangement between Licensee and Landlord.

“Losses and Expenses” shall have the meaning set forth in Section 19.4.

“Manuals” means Licensor’s Operations Manual, one or more separate manuals, as well as audiotapes, videotapes, compact discs, computer software, information available on an internet or intranet site, other electronic media, bulletins and/or other written materials, in connection with and including but not limited to promotions, recipe instructions, and operational and employee training procedures related to the Reborn Coffee System or any part thereof, as they such manuals may be amended, supplemented, issued and revised from time to time by Licensor.

“Non-Proprietary Products” means solely the food products, condiments, liquid, raw materials, fixtures, furnishings, equipment, uniforms, supplies, paper goods, menus, packaging, forms, customer comment cards, POS Systems, computer hardware, off-the- shelf software, modems, printers and other computing peripheral equipment that Licensee may or must use, offer or sell at the Reborn Coffee Store and that, in all cases, are generally available to persons in the food and beverage industry. Notwithstanding anything to the contrary, “Non-Proprietary Products” shall not include any Reborn Coffee Branded Products or any Reborn Coffee Proprietary Products.

“Notice of Default” shall have the meaning set forth in Section 17.3.

“Open,” “Open For Business,” “Opened” and “Opened For Business” means that Licensee actually has begun to offer Authorized Reborn Coffee Products for sale to the public from the Reborn Coffee Store.

REBORN COFFEE, INC
International Licensing Agreement I 2025	6

“Opening Date” means the day that (i) Licensee receives written authorization from Licensor and all applicable Governmental Authorities to commence business operations at the Reborn Coffee Store, and (ii) Licensee actually begins to offer Authorized Reborn Coffee Products for sale to the public from the Reborn Coffee Store, whichever occurs last.

“Operating Partner” means the individual designated by Licensee, and accepted by Licensor, to serve as primary operator of the Reborn Coffee Store, to serve as the authorized representative of Licensee, who shall act as Licensee’s representative in all matters with Licensor, as Licensee’s liaison with Licensor and the Owners, and shall have the authority to act on behalf of Licensee during the Term without the participation of any other Owner.

“Permits” means and include all applicable licenses, permits, registrations, certificates and other operating authority required by Applicable Law.

“POS System” shall have the meaning set forth in Section 8.4.

“Post Termination Gross Sales” shall have the meaning set forth in Section 16.4.1.

“Proposed Buyer” shall have the meaning set forth in Section 15.3.1.

“Purchase Notice” shall have the meaning set forth in Section 15.3.3.

“Purchase Price” shall have the meaning set forth in Section 18.6.

“Qualified Assignment” shall have the meaning set forth in Section 15.2.5.

“Recommended Suppliers” means suppliers of Non-Proprietary Products who are recommended by Licensee to become Approved Suppliers.

“Relocation Fee” means the fee that Licensee must pay Licensor as compensation for Licensor’s services in connection to assistance provided in reviewing, accepting, and relocating Licensee’s Reborn Coffee Store to a new location.

“Reporting Information” shall have the meaning set forth in Section 13.1.

“Renewal License Agreement” shall have the meaning set forth in Section 3.2.

REBORN COFFEE, INC
International Licensing Agreement I 2025	7

“Renewal Right” shall have the meaning set forth in Section 3.2.

“Renewal Term” means two (2) renewal terms of five (5) year periods each commencing on the Expiration Date and ending on the Renewal Term Expiration Date.

“Renewal Term Expiration Date” means the fifth anniversary of the commencement date of each applicable Renewal Term.

“Restricted Persons” means Licensee, and each of its Owners and Affiliates, and the respective officers, directors, managers and Affiliates of each of them, and the spouse of each of the foregoing who are individuals.

“Reborn Coffee Branded Products” means any product now existing or developed in the future that bears any of the Reborn Coffee Marks, including products that are prepared, sold and/or manufactured in accordance with Licensor’s recipes, formulations, ingredients, compositions, methods, methodologies, processes, standards, specifications, and/or information, including pre-packaged food and beverage products, clothing, souvenirs, and novelty items.

“Reborn Coffee Licensing Agreements” means licensing agreements in existence from time to time between Licensor and other Reborn Coffee Licensee for Reborn Coffee Stores.

“Reborn Coffee Licensees” means the parties who enter into Reborn Coffee Licensing Agreements with Licensor to operate one or more Reborn Coffee Stores. “Reborn Coffee Licensees” includes Licensee under this Agreement.

“Reborn Coffee Marks” means one or more trademarks, tradenames, service marks, logos and commercial symbols, now existing or created in the future, used or that may be used in connection with a Reborn Coffee Store and/or as part of the Reborn Coffee System.

“Reborn Coffee Proprietary Products” means those food products, beverages, packaging and other products which are created, conceived, produced, developed, or manufactured from time to time in accordance with or using any Trade Secrets, Confidential Information, or other confidential or proprietary information, processes, methods, methodologies, recipes, specifications, formulas, and/or intellectual property rights of Licensor or any of its Affiliates, or that Licensor otherwise designates as proprietary or confidential. “Reborn Coffee Proprietary Products” includes Non-Proprietary Products that may from time to time be created, conceived, produced, developed, manufactured, or derived through the use of any Trade Secrets, Confidential Information, or other confidential or proprietary information, process, method, methodology, recipe, specification, formula or intellectual property right of Licensor or any of its Affiliates.

REBORN COFFEE, INC
International Licensing Agreement I 2025	8

“Reborn Coffee Proprietary Products” includes any and all Confidential Information contained or embodied therein.

“Reborn Coffee System” means the unique system developed by Licensor and Licensor ’s Affiliates that includes the operations, operating methods, methodologies, processes and practices related to one or more Reborn Coffee Stores, Authorized Reborn Coffee Products and/or Reborn Coffee Marks, including (i) the business practices between Licensor and one or more of Reborn Coffee Licensees, (ii) interior and exterior Reborn Coffee Store designs and decor, (iii) items or elements of trade dress, (iv) specifications for products, equipment, fixtures and uniforms, (v) defined product offerings and menu items, (vi) recipes, formulations, and ingredients, (vii) preparation methods, methodologies, processes, and practices, (viii) specified pricing and promotions, (ix) operating and administrative procedures, (x) management and technical training programs, (xi) marketing and public relations programs, (xii) Licensor’s website, Intranet and related content; and (xiii) other items that may from time to time be created, conceived, produced, and/or developed in connection with one or more Reborn Coffee Stores, Authorized Reborn Coffee Products and/or Reborn Coffee Marks; all and in each case as Licensor may add to, delete from, modify, supplement, or otherwise change from time to time. “Reborn Coffee System” includes Reborn Coffee Marks, Authorized Reborn Coffee Products and Improvements. “Reborn Coffee System” also includes any and all Confidential Information contained or embodied therein.

“Reborn Coffee Store” means quick service restaurants offering tea drinks, iced and cold brew coffee, espresso, lattes, and a limited menu of pastries under one or more Reborn Coffee Marks. Use of the term “Reborn Coffee Store” with respect to Licensee means the Reborn Coffee Store located at the Licensed Location to be operated by Licensee under this Agreement.

“Reborn Coffee Store Assets” shall have the meaning set forth in Section 18.6.

“Term” means the Initial Term and, as applicable, the Renewal Term.

“Then-Current” means, as the context of this Agreement indicates: (i) the Reborn Coffee Licensee Agreement and/or other documentation then-currently provided to or required by Licensor for similarly situated prospective Reborn Coffee Licensees, or if not then being so provided or required, then the Reborn Coffee Licensing Agreement and/or other documentation selected by Licensor in its discretion which previously have been delivered to and executed by a Reborn Coffee Licensee, (ii) the fees and royalties then- currently charged by Licensor for services provided by Licensor and/or in connection with the Reborn Coffee System or any part thereof, and (iii) other conditions, qualifications, or requirements as Licensor may require in connection with Reborn Coffee Licensee, prospective Reborn Coffee Licensee and/or the Reborn Coffee System (or any part thereof).

“Third Party Claim” shall have the meaning set forth in Section 19.4.1.

“Third Party Offer” shall have the meaning set forth in Section 15.3.1.

“Trade Secrets” means proprietary and Confidential Information of Licensor or any of its Affiliates, including recipes, formulations, ingredients, compositions, specifications, procedures, policies, concepts, systems, know-how, plans, software, strategies, methods, methodologies, processes, and techniques in connection with the Reborn Coffee System or any part thereof, including in connection with the design, creation, implementation, operation and/or maintenance of a Reborn Coffee Store or any aspect thereof and/or in connection with producing one or more Authorized Reborn Coffee Products. “Trade Secrets” includes the use or implementation of one or more Non-Proprietary Products in a proprietary and confidential manner as part of the Reborn Coffee System, and the specifications, procedures, know-how, methods, methodologies, processes, techniques and other information related thereto. “Trade Secrets” excludes information that is or becomes a part of the public domain through publication or communication by Licensor or its Affiliates.

REBORN COFFEE, INC
International Licensing Agreement I 2025	9

2. GRANT

2.1.	Grant. Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited, non-exclusive right and license, during the Initial Term, to use and display certain Reborn Coffee Marks and certain aspects of the Reborn Coffee System, in each case as determined by Licensor from time to time, solely for Licensee’s purpose to continuously develop and operate Reborn Coffee Store at, and only at, the Licensed Location, upon the terms and subject to the provisions and obligations of this Agreement and all ancillary documents between Licensor and Licensee or binding on Licensee in connection therewith (the “Licensed Rights”). Licensee shall not, and is not entitled to, sublicense, sublease, subcontract, award, transfer, or enter into any management or other agreement in connection with any Licensed Rights or otherwise providing for the right to possess, occupy or operate the Reborn Coffee Store or to use or the Reborn Coffee System or any part thereof. Licensee shall have no territorial or protective rights with respect to the Reborn Coffee Store or any Licensed Rights, and Licensor shall have the right to place other Reborn Coffee Stores anywhere it desires. Licensee shall not receive an exclusive territory.

2.2.	Except for the Licensed Rights specifically granted to Licensee in Section 2.2, Licensor and its Affiliates expressly reserve all other rights with respect to the Reborn Coffee System, the Reborn Coffee Marks and other Reborn Coffee Stores, including the exclusive right, in their discretion, directly or indirectly, without granting Licensee any rights in the same:

2.2.1.	To develop, own and/or operate, and to grant Licensees to third parties to develop, own and/or operate, as applicable, Reborn Coffee Stores at any location, without restriction, regardless of their proximity to the Reborn Coffee Store.

2.2.2.	To develop, own and/or operate, and to grant licenses to third parties to develop, own and/or operate, as applicable, any other businesses, including beverage and snack or food business, other than a Competitive Business, under marks and systems different from the Reborn Coffee Marks and the Reborn Coffee System at any location regardless of their proximity to the Reborn Coffee Store.

2.2.3.	To sell or distribute, at retail or wholesale, directly or indirectly, or license or sublicense others to sell or distribute, Reborn Coffee Branded Products at any location, through the Internet, mail order catalogs, direct mail advertising and through other distribution methods.

REBORN COFFEE, INC
International Licensing Agreement I 2025	10

2.2.4.	To market on the Internet and use the Reborn Coffee Marks on the Internet, including all uses of websites, domain names, URLs, directory addresses, email addresses, metatags, linking, advertising, co-branding and other arrangements, and in all other forms of electronic media.

2.2.5.	The right to operate and grant others the right to operate Reborn Coffee Stores at “non-traditional sites” within and outside your territory on any terms and conditions we deem appropriate. “Non-traditional sites” are sites that generate customer traffic flow which is independent from the general customer traffic flow of the surrounding area, including military bases, shopping malls, airports, stadiums, major industrial or office complexes, hotels, school campuses, train stations, travel plazas, toll roads, casinos, hospitals, and sports or entertainment venues.

2.2.6.	The right to acquire the assets or ownership interests of one or more businesses providing products and services similar to those provided at Reborn Coffee Stores and/or Reborn Coffee Branded Products, and licensing or creating similar arrangements with respect to these businesses once acquired, wherever these businesses (or the licensees of these businesses) regardless of their proximity to the Reborn Coffee Store.

2.2.7.	The right to be acquired (whether through acquisition of assets, ownership interests or otherwise, regardless of the form of transaction), by a business providing products and services similar to those provided at Reborn Coffee Stores or Reborn Coffee Branded Products, or by another business, regardless of their proximity to the Reborn Coffee Store.

3. INITIAL TERM AND RENEWAL RIGHTS

3.1.	Initial Term. Unless earlier terminated as provided under Section 17 of this Agreement, the Initial Term of this Agreement shall begin on the Effective Date and shall expire on the Expiration Date.

3.2.	Renewal Right. Subject to the terms and conditions of this Section 3, upon the expiration of the Initial Term, Licensee shall have the right (the “Renewal Right”) to enter into a new Then-Current written licensing agreement in the form then generally offered by Licensor to prospective Reborn Coffee licensees (the “Renewal Licensing Agreement”) for the Renewal Term. The Initial License Fee payable by Licensee during the Renewal Term shall be identical to the Initial License Fee payable by new Reborn Coffee licensees under their Then-Current License Agreements. If Licensee desires to exercise the Renewal Right, Licensee shall, no less than eighteen (18) months prior to the Expiration Date, notify Licensor in writing (the “Renewal Notice”) that Licensee desires to exercise the Renewal Right.

REBORN COFFEE, INC
International Licensing Agreement I 2025	11

Except with respect to the Renewal Right, the Licensed Rights are not otherwise renewable or extendable by Licensee.

3.3.	Conditions to Renewal. Licensee may exercise the Renewal Right only if all of the following conditions precedent are satisfied prior to the Expiration Date: (i) Licensee shall have fully performed all of its obligations under this Agreement, any Area Development Agreement and all other agreements between Licensor and Licensee or binding on Licensee in connection therewith, and Licensee shall be in Good Standing on the date of the Renewal Notice, on the date of Licensor’s execution of the Renewal License Agreement and on the Expiration Date; (ii) Licensee shall, prior to the commencement date of the Renewal Term, undertake and complete at its expense, the remodeling, renovation, modernization, or refurbishing of the Licensed Location and the Reborn Coffee Store to comply with Licensor’s Then-Current specifications and standards for new Reborn Coffee Stores, (iii) Licensee shall not have committed three (3) or more Defaults during any twelve (12) month period during the Initial Term which were subject to notices of Default issued by Licensor, whether or not the Defaults were cured; (iv) Licensee continues to comply with the terms and conditions of this Agreement; (v) Licensee shall have satisfied Licensor’s Then-Current qualifications and training requirements; (vi) Licensee shall have executed and delivered to Licensor a General Release; (vii) Licensee shall have paid Licensor a renewal fee of two thousand five hundred dollars ($2,500) in lieu of an Initial License Fee when Licensee issues the Renewal Notice to Licensor; and (viii) Licensee has executed the Renewal License Agreement and delivered it to Licensor.

3.4.	Renewal Procedures. Following the expiration of any waiting periods required by Applicable Law and no more than thirty (30) days after Licensee receives the Then- Current license disclosure document, if applicable, and the execution copies of the Renewal License Agreement, Licensee shall execute the copies of the Renewal License Agreement and return them to Licensor. If Licensee has exercised the Renewal Right in accordance with Section 3.2 and satisfied all of the conditions in Section 3.3 and this Section 3.4, Licensor shall execute the Renewal License Agreement. If Licensee fails to perform any of the acts or deliver any of the notices required under this Section 3 in a timely fashion, the failure to do so shall be deemed an election by Licensee not to exercise the Renewal Right and shall automatically cause the Renewal Right to lapse and expire.

REBORN COFFEE, INC
International Licensing Agreement I 2025	12

3.5.	Notice Required by Law. If Applicable Law requires Licensor to give notice to Licensee prior to the expiration of the Initial Term, this Agreement shall remain in effect on a week-to-week basis until Licensor has given the notice required by Applicable Law. If Licensor is not offering new licenses, is in the process of revising, amending, modifying, or renewing its form of license agreement or license disclosure document, or is not lawfully able to offer Licensee its Then- Current form of license agreement, at the time Licensee delivers its Renewal Notice, Licensor may, in its discretion, (i) offer to renew this Agreement upon the same terms set forth in this Agreement for a renewal term determined in accordance with Section 3.2, or (ii) offer to extend the Initial Term on a week-to- week basis following the expiration of the Initial Term for as long as Licensor deems necessary or appropriate so that it may lawfully offer its Then-Current form of license agreement.

4. FEES

4.1.	Initial License Fee. On the Effective Date of this Agreement, Licensee shall pay Licensor a nonrefundable Initial License Fee equal to ten percent (10%) of the total License Fee. The remaining ninety percent (90%) shall be paid in three (3) equal installments as follows: (i) thirty percent (30%) on the first anniversary of the Effective Date; (ii) thirty percent (30%) on the second anniversary of the Effective Date; and (iii) thirty percent (30%) on the third anniversary of the Effective Date. Each installment shall be nonrefundable once paid and shall remain due irrespective of Licensee’s operational status, subject only to termination by Licensor under this Agreement.

4.2.	Total License Fee. The total License Fee for the rights granted under this Agreement shall be One Million Seven Hundred Thousand U.S. Dollars (USD $1,700,000). This amount reflects the consideration for the exclusive license rights granted to Licensee within the designated territory, and takes into account the scope of use, operational rights, and brand representation permitted under this Agreement. The License Fee includes the Initial License Fee described in Section 4.1 and shall be payable in accordance with the installment schedule set forth therein, unless otherwise mutually agreed in writing by the Parties. The License Fee shall be deemed fully earned by Licensor upon execution of this Agreement and shall be nonrefundable, except as otherwise expressly stated in this Agreement.

REBORN COFFEE, INC
International Licensing Agreement I 2025	13

5. LICENSED TERRITORY AND STORE DEVELOPMENT

5.1.	Licensed Location. The Reborn Coffee Store shall be located at the Licensed Location. If the address of the Licensed Location has not been inserted in the blank space in Section 1, “Definitions”, on the Effective Date, Licensee shall, within sixty (60) days after the Effective Date, locate one or more proposed sites that meet Licensor’s Then-Current standards and specifications. Licensee shall submit to Licensor all demographic and other information regarding a proposed site and neighboring areas that Licensor shall require. Licensor shall accept or reject a proposed site for the Reborn Coffee Store within thirty (30) days after Licensor receives all of the information that Licensor requires to evaluate the site. Following Licensor’s approval of a site, Licensee shall promptly negotiate a Lease for the site and shall submit a copy of the proposed Lease to Licensor for approval. Licensee shall not enter into any Lease for a site unless and until Licensor has approved the site and the Lease in writing. Following Licensee’s execution of the Lease for the Licensed Location, Licensor and Licensee shall complete and execute Exhibit B to identify the Licensed Location. Licensee shall identify the site for the Licensed Location and obtain a fully executed Lease for the site no later than ninety (90) days after the Effective Date. Licensor may voluntarily, and without obligation, assist Licensee in selecting an acceptable site for the Licensed Location. Neither Licensor’s assistance, if any, its acceptance of a proposed site, nor its approval of a proposed Lease shall be construed to insure or guarantee the profitable or successful operation of the Reborn Coffee Store at the site selected by Licensee or the appropriateness of the Lease, and Licensor hereby expressly disclaims any responsibility or liability therefor. Licensee acknowledges its sole responsibility for finding the Licensed Location and compliance with the Lease. Licensee must deliver to Licensor a signed copy of the Lease within ninety (90) days after its execution. If Licensee fails to locate a site and obtain Licensor’s approval within ninety (90) days after the Effective Date, Licensor may terminate this Agreement pursuant to Section 17 of this Agreement.

5.2.	Lease for Licensed Location. Licensee shall not create any obligations on behalf of Licensor or any of its Affiliates or grant the Landlord any rights against Licensor or any of its Affiliates, or agree to any term, condition or covenant in the Lease which is inconsistent with any provision of this Agreement. Licensee shall deliver a fully executed copy of the Lease to Licensor promptly following its execution, in the form and on the terms previously approved by Licensor, without further request by Licensor. The Lease shall provide, unless Licensor otherwise consents in writing prior to the execution of the Lease, that (i) the Lease may not be amended, assigned or sublet without Licensor’s prior written consent, (ii) Licensor shall have the right (but not the obligation) to succeed to Licensee’s rights under the Lease if Licensee fails to exercise any option to renew and/or extend the term of the Lease, (iii) upon Licensee’s Default under the Lease, the Landlord shall notify Licensor in writing at least fifteen (15) days prior to the termination or non- renewal of the Lease, (iii) Licensor shall have an option to assume the Lease upon the termination or expiration of the Lease for any reason by giving written notice of the election to Licensee and the Landlord, (iv) Licensee shall have the unrestricted right, without the Landlord’s consent, to assign or sublet the Licensed Location to Licensor, or any Licensee or licensee approved by Licensor, (v) Landlord shall give Licensor all sales and other information requested relating to the Reborn Coffee Store, (vi) Licensee’s right to display the Reborn Coffee Marks according to the specifications in the Operations Manual (subject only to applicable law), (vii) the premises may be used only for the operation of a Reborn Coffee Store, and (viii) Licensor shall have the right to enter the Licensed Location to remove all of the Reborn Coffee Marks and other indications of the Reborn Coffee System from the Licensed Location and modify the decor of the Licensed Location so that it no longer resembles, in whole or in part, a Reborn Coffee Store if Licensee fails to promptly do so. If Licensor elects to succeed to Licensee’s rights under the Lease, Licensee shall assign to Licensor all of Licensee’s right, title and interest in and to the Lease and take all further action that Licensor, in its sole and absolute discretion, may deem necessary, appropriate or advisable to effect the assignment within ten (10) days after written demand by Licensor to do so.

REBORN COFFEE, INC
International Licensing Agreement I 2025	14

5.3.	Design and Construction. Licensor shall make available, at no charge to Licensee, Licensor’s specifications for the decor and layout of a Reborn Coffee Store and the required fixtures, equipment, furnishings, decor, trade dress and signs. Licensor shall review Licensee’s site and floor plans and provide Licensee with the design layout for Licensee’s Reborn Coffee Store. If necessary, Licensor shall travel to the Licensed Location to provide additional site design assistance, in which case Licensee shall pay Licensor an additional site design assistance fee (“Additional Site Design Assistance Fee”) of three hundred dollars ($300) per person per day or Licensor’s Then-Current Additional Site Design Assistance Fee to reimburse Licensor for travel, lodging, meals and other expenses incurred by its staff in connection with the additional site design assistance. Licensee shall be responsible for the costs of preparing architectural, engineering and construction drawings and exterior signage plans for the Reborn Coffee Store. Licensee shall, at its own expense, adapt the specifications for a prototype Reborn Coffee Store to conform to the characteristics of the Licensed Location and shall submit the final plans to Licensor within forty-five (45) days after Licensee obtains possession of the Licensed Location. Licensor shall review and accept or reject the plans within fifteen (15) days after receiving them from Licensee. Before commencing any renovation or construction, Licensee shall employ a licensed architect and engineer to prepare preliminary and final architectural and engineering drawings and specifications of the Reborn Coffee Store in accordance with Licensor’s standard architectural plans and specifications for a prototype Reborn Coffee Store. Licensee shall obtain Licensor’s prior written consent before deviating from Licensor’s architectural plans and specifications. Licensee shall use the architect designated by Licensor for construction of the Reborn Coffee Store or obtain Licensor’s prior written consent to use an architect other than Licensor’s designated architect. Licensee shall, at its own expense, obtain all zoning classifications, Permits, and clearances for construction and shall, subject only to Force Majeure, complete construction of the Reborn Coffee Store within one hundred eighty (180) days after the Effective Date. Licensee shall notify Licensor of the anticipated construction completion date and, within a reasonable time after construction is completed Licensor shall have the right, but not the obligation, to conduct a final inspection of the Reborn Coffee Store.

5.4.	Open for Business. The Reborn Coffee Store Shall Open for Business no later than one hundred eighty (180) days after the Effective Date, unless Licensor extends the date for the required Opening of the Reborn Coffee Store in writing. Licensor shall not unreasonably withhold its consent to Licensee’s request for additional time to Open the Reborn Coffee Store. Licensee shall not Open the Reborn Coffee Store without the express written authorization of Licensor, which authorization may be conditioned upon Licensee’s strict compliance with the specifications of the approved final plans and Reborn Coffee System standards, the General Manager’s completion of the initial training program and Licensee’s compliance with staffing and other requirements. Licensee shall Open the Reborn Coffee Store for business following receipt of a temporary or permanent certificate of occupancy and no more than ten (10) days after receipt of Licensor’s written authorization to Open.

6. OBLIGATIONS OF LICENSOR

6.1.	Initial Training Program. Licensor shall provide an initial training program in certain aspects of the Reborn Coffee System and methods of operation of a Reborn Coffee Store (the “Initial Training Program”) at Licensor’s corporate training facility or one of Licensor’s company-owned Reborn Coffee Stores in Southern California, for up to two (2) persons selected by Licensee as the Operating Partner and General Manager. If the Reborn Coffee Store is the first Reborn Coffee Store to be operated by Licensee, Licensor shall provide training, instructors, a training manual, and other materials at no charge to Licensee. Other than the Operating Partner and General Manager, Licensee shall pay Licensor a daily fee (“Additional Initial Training Fee”) of three hundred dollars ($300) or Licensor’s Then-Current Additional Initial Training Fee for each additional trainee. The Initial Training Program will consist of up to one (1) week of training and must be completed before training is provided at Licensee’s Licensed Location in preparation for Licensee Reborn Coffee Store’s Grand Opening. The Initial Training Program shall not be provided if (i) Licensee or any Affiliate of Licensee owns or operates a Reborn Coffee Store as of the Effective Date, or (ii) this Agreement is executed as a Renewal License Agreement. Licensor shall determine the contents and manner of conducting the Initial Training Program in its discretion, however, the Initial Training Program will be structured to provide practical training in the implementation and operation of a Reborn Coffee Store and may include such topics as on-site drink and food preparation, portion control, preparation and cooking procedures, packaging procedures, Reborn Coffee standards, marketing and customer service techniques, reports and equipment maintenance. Licensee acknowledges that because of Licensor’s superior skill and knowledge with respect to the training and skill required to manage the Reborn Coffee Store, Licensor, in its sole discretion, shall determine if Licensee, the Operating Partner and/or the General Manager have satisfactorily completed the Initial Training Program.

REBORN COFFEE, INC
International Licensing Agreement I 2025	15

6.2.	Pre-Opening Training Program. After the Initial Training Program and after Licensee has passed health and final inspections and before Licensee Reborn Coffee Store’s scheduled Grand Opening, Licensor shall provide Licensee, Licensee’s management, and employees with up to a total of one (1) week of training at the Licensed Location (the “Pre-Opening Training Program”). During that time, Licensor shall also evaluate Licensee’s opening readiness which includes testing all equipment, reviewing Licensee Reborn Coffee Store’s setup, and making sure Reborn Coffee’s quality control and operations standards are met.

6.3.	Additional Training Programs. From time to time, Licensor may provide additional training comprising of refresher, remedial, or new training, or seminars (“Additional Training Programs”) that Licensee may be required to attend and complete as part of Licensee’s obligations under Section 8.3.

6.4.	Manuals. Licensor will provide Licensee with access to its Then-Current Manuals via the Intranet (as described in Section 8.18) during the Term of this Agreement. Licensee may print up to three (3) physical copies of the Then-Current Manuals at Licensee’s own cost. License must notify Licensor in writing when a copy has been printed. The Manuals may change from time to time during the Term of this Agreement. The Manuals are, and at all times shall remain Licensor’s sole property and shall promptly be deleted, destroyed or returned by Licensee to Licensor upon expiration, termination or an Assignment of this Agreement, and Licensor shall certify in writing that all copies provided to Licensee have been destroyed or returned to Licensor. If Licensee misplaces the Manuals or fails to return or destroy the Manuals or fails to certify the return or destruction of the Manuals to Licensor upon demand, Licensee shall pay Licensor the sum of five hundred dollars ($500) per Manual as a lost manual fee. Licensee shall treat all information contained in the Manuals as Confidential Information and shall use all reasonable efforts to keep such information confidential. Licensee shall not, without Licensor’s prior written consent, copy, duplicate, record, or otherwise reproduce or create summaries or extracts of the Manuals, in whole or in part, or otherwise make them available to any person not required to have access to their contents in order to carry out their employment functions to Licensee. The Manuals contain both mandatory and recommended specifications, standards, procedures, rules and other information pertinent to the Reborn Coffee System and Licensee’s obligations under this Agreement. The Manuals, as modified by Licensor from time to time, are an integral part of this Agreement and all provisions now or hereafter contained in the Manuals or otherwise communicated to Licensee in writing are expressly incorporated into this Agreement by this reference and made a part of this Agreement. Licensee shall comply with all mandatory requirements now or hereafter included in the Manuals and acknowledges and agrees that a breach of any mandatory requirement shall constitute a Default of this Agreement and grounds for termination. Licensor reserves the right to modify the Manuals from time to time to reflect changes that it may implement in the mandatory and recommended specifications, standards and operating procedures of the Reborn Coffee System. Licensee shall immediately conform its operations to all revisions in mandatory specifications, standards, operating procedures and rules prescribed by Licensor.

6.5.	Consultation. Licensor may provide consultation to Licensee in response to Licensee’s inquiries about specific administrative and operating issues that Licensee brings to Licensor’s attention including, without limitation, new services and products, mandatory and recommended specifications, standards and operating procedures of the Reborn Coffee System. Licensor’s consultation may be provided by telephone, in writing, electronically, in person, or by other means. Consultation provided under this Section 6.5 is provided by Licensor in its discretion and is provided at no charge. Additional consultation may be provided by Licensor, subject to payment by Licensee of Licensor’s Then-Current fees.

REBORN COFFEE, INC
International Licensing Agreement I 2025	16

6.6.	Inspection. Licensor’s authorized representatives shall have the right, but not the obligation, from time to time, to enter the Reborn Coffee Store during business hours, to examine the Reborn Coffee Store, to confer with Licensee’s employees, inspect and check operations, food, beverages, furnishings, interior and exterior decor, supplies, fixtures and equipment, and determine whether the Reborn Coffee Store is being operated in accordance with this Agreement, the Reborn Coffee System and the Manuals. Licensor shall use reasonable efforts to avoid materially disrupting the operation of the Reborn Coffee Store during an inspection. If any inspection indicates any deficiency or unsatisfactory condition at the Reborn Coffee Store, Licensor will notify Licensee in writing of the deficiencies and Licensee shall promptly correct, remedy or repair the same. In addition, if any inspection indicates any deficiency or unsatisfactory condition which requires a re-inspection of the Reborn Coffee Store within a period of thirty (30) days, Licensee shall pay Licensor, upon demand, the sum of five hundred dollars ($500) for each re-inspection of the Reborn Coffee Store and shall, in addition, reimburse Licensor for its out of pocket expenses for the re-inspection, including for transportation costs, food, lodging and similar costs.

6.7.	Assignment. Upon the occurrence of an Assignment, the Proposed Buyer must be trained by Licensor as a condition to the granting of Licensor’s consent to the Assignment. All costs for this training shall be included in the transfer fee payable by Licensee in accordance with Section 15.4.7.

7. INTENTIONALLY OMITTED

8. OBLIGATIONS OF LICENSEE

8.1.	Reborn Coffee System. Licensee shall comply with Licensor’s standards and shall operate the Reborn Coffee Store in conformity with the methods, standards, and specifications that Licensor may from time to time prescribe in the Manuals or otherwise. Licensee shall comply, at Licensee’s expense, with all modifications prescribed by Licensor and shall implement changes to the Reborn Coffee System within the time periods specified by Licensor following Licensee’s receipt of notice from Licensor to do so. Licensee shall refrain from deviating from the methods, standards, and specifications prescribed by Licensor without Licensor’s prior written consent and from otherwise operating in any manner which reflects adversely or negatively on any Reborn Coffee Marks or the Reborn Coffee System or any part thereof. Since every detail of the Reborn Coffee System is essential in order to develop and maintain quality operating standards, to increase the demand for the products and services provided under the Reborn Coffee Marks and the Reborn Coffee System and to protect the Reborn Coffee Marks and reputation and goodwill thereof, Licensor shall have the right to disapprove, in its discretion, any modification of, or addition to, the Reborn Coffee System suggested by Licensee.

REBORN COFFEE, INC
International Licensing Agreement I 2025	17

8.2.	Initial Training Program and Pre-Opening Training Program. Licensee shall attend and complete to Licensor’s satisfaction the Initial Training Program and Pre-Opening Training Program and may not open Licensee’s Reborn Coffee Store until the Initial Training Program and Pre-Opening Training Program have been completed to the satisfaction of Licensor and Licensee’s management team has been certified by Licensor. If Licensee (i) fails to complete the Initial Training Program and Pre-Opening Training Program within six (6) months after the Effective Date, (ii) does not complete the Initial Training Program and Pre- Opening Training Program to Licensor’s satisfaction, (iii) does not, during the Initial Training Program and Pre-Opening Training Program, appear to possess the skills necessary to properly fulfill and discharge the demands and responsibilities required by the Reborn Coffee System or this Agreement, or (iv) is not acceptable to become a Licensee of Licensor for any reason whatsoever, in Licensor’s sole and absolute discretion, Licensor may terminate this Agreement upon five (5) days’ written notice to Licensee and this Agreement shall thereafter be of no further force or effect. Licensor shall have the right to retain the Initial License Fee. Licensor and Licensee acknowledge and agree that the actual damages to be suffered by Licensor in this circumstance are difficult, if not impossible, to determine, and that, under all the facts and circumstances, this calculation of Licensor’s potential damages and retention of the Initial License Fee by Licensor, are a reasonable, good faith estimate of those damages. If Licensor requires in its sole discretion, the Operating Partner or General Manager, or both, to retake the entire or any part of the Initial Training Program, Licensee shall pay Licensor the Additional Initial Training Fee of three hundred dollars ($300) per trainee per day or Licensor’s Then-Current Additional Initial Training Fee. If after the Pre-Opening Training Program and before Licensee Reborn Coffee Store’s scheduled Grand Opening, Licensor determines in its sole discretion that additional training is necessary, Licensee shall pay Licensor the Additional Training Program Fee of three hundred dollars ($300) per trainer per day or Licensor’s Then-Current Additional Training Program Fee and reimburse Licensor for travel, lodging, meals and other expenses incurred by its trainers in connection with the additional training. Licensee shall be responsible for paying Licensee’s, Licensee management’s, and employees’ salaries, wages, travel, lodging, meals and other expenses incurred during the Initial Training Program and Pre-Opening Training Program.

8.3.	Additional Training Programs. If Licensor determines it beneficial or necessary in its discretion, Licensor may require Licensee, Licensee’s management, and/or key employees to attend Additional Training Programs at a location to be designated by Licensor. Required additional training may be applicable in cases of default, or if Licensee fails to pass Licensor’s inspections, or fails to perform to Licensor’s operating standards. Licensee may also request the Additional Training Program as needed. If Licensor is providing the training at the Licensed Location, Licensee shall pay Licensor the Additional Training Program Fee of zero dollars ($0) per trainer per day or Licensor’s Then-Current Additional Training Program Fee and reimburse Licensor for travel, lodging, meals and other expenses incurred by its trainers in connection with the Additional Training Program. If the location of the Additional Training Program is other than at the Licensed Location, Licensee shall also be responsible for paying Licensee’s, Licensee management’s, and employees’ salaries, wages, travel, lodging, meals and other expenses incurred in connection with the Additional Training Program.

8.4.	Computer and Point of Sale Systems. Licensee shall purchase, use and maintain a computerized point of sale cash collection system (the “POS System”), a back- office computer and printer, including all related hardware and software, each as specified in the Manuals or otherwise by Licensor in writing for the Reborn Coffee Store. The POS System shall at all times and be capable of accessing the Internet for the purpose of implementing software, transmitting and receiving data, and accessing the Internet for ordering and maintaining the POS System. The POS System shall be electronically linked to Licensor’s systems, and Licensee shall allow Licensor to poll the POS System on a daily or other basis at the times and in the manner established by Licensor, with or without notice, and to retrieve transaction information including sales, menu mix, usage, and other operations data that Licensor deems appropriate. Licensor may require Licensee to update, upgrade or replace the POS System, including hardware and/or software, from time to time, upon written notice, provided that Licensee shall not be required to replace the POS System any more frequently than once every three (3) years. The POS System must include the required technology to permit Licensee to accept and process Reborn Coffee gift cards sold in other Reborn Coffee Stores. In the future, the POS System must also be able to accept direct online orders of Reborn Coffee Products and services at the Reborn Coffee Store. In addition, Licensee shall purchase, lease, maintain, or license all computer hardware and software designated by Licensor for the Reborn Coffee Store at Licensee’s expense. During the Term, Licensee shall maintain and update all computer hardware and software as required by Licensor upon sixty (60) days’ notice at Licensee’s expense.

REBORN COFFEE, INC
International Licensing Agreement I 2025	18

8.5.	Product Line and Service. Licensee shall advertise, sell and serve all and only Authorized Reborn Coffee Products at or from the Reborn Coffee Store. All Authorized Reborn Coffee Products shall be sold and distributed under the names designated by Licensor and shall be prepared and served strictly in accordance with Licensor’s methods, standards, and specifications. Licensee shall not remove any Authorized Reborn Coffee Product from Licensee’s menu without Licensor’s written consent. Licensee shall not sell any Authorized Reborn Coffee Products outside of the Reborn Coffee Store or to any customer for the purpose of resale by the customer, and all sales by Licensee shall be for retail consumption only. Subject to Applicable Law, Licensor shall have the right to establish pricing guidelines for Authorized Reborn Coffee Products and, subject to Applicable Law, Licensee shall comply with, and be bound by, prices which may be recommended, suggested or advertised by Licensor.

8.6.	Oversight and Management. The Operating Partner shall be responsible for oversight of the day-to-day operations of the Reborn Coffee Store and shall devote his or her full time and best efforts solely to operation of the Reborn Coffee Store operated by Licensee and to no other business activities. Licensee shall provide comprehensive initial training programs, additional training programs and remedial training programs for its General Manager and other employees and personnel of Licensee and shall ensure that the Reborn Coffee Store is at all times under the direct control of a General Manager and other employees of Licensee who are fully trained by Licensee and solely dedicated to operation of the Reborn Coffee Store. Each General Manager shall have a skill level, training and experience commensurate with the demands of the position and conform in all respects with Licensor’s high standards for quality products, courteous service, and cleanliness of operations. Licensee, its Operating Partner and each General Manager shall successfully complete the ServSafe® Food Safety Certification Program or show evidence of prior ServSafe certification. Licensor may, in its sole discretion, replace the ServSafe® Food Safety Certification Program with another food safety certification program, if deemed appropriate by Licensor. Licensee shall be responsible for all fees and costs associated with any certification program. In addition, Licensor may, in its sole discretion, contract with a third party to conduct sanitation and food safety audits of the Reborn Coffee Store periodically throughout the Term of this Agreement, but no less than once per calendar year.

REBORN COFFEE, INC
International Licensing Agreement I 2025	19

8.7.	Menus. Authorized Reborn Coffee Products shall be marketed by Licensor- approved menu formats in the Reborn Coffee Store. The approved and authorized menu and menu formats may include, in Licensor’s discretion, requirements on organization, graphics, product descriptions, illustrations and any other matters related to the menu, whether or not similar to those listed. In Licensor’s discretion, the menu and/or menu formats may vary depending upon territory, market size and other factors which may affect the Reborn Coffee Store. Licensor may change the menu and/or menu formats from time to time and authorize tests from territory to territory or within territories. Licensee shall, upon receipt of notice from Licensor, add, delete or update any Authorized Reborn Coffee Products on the menu according to the instructions contained in the notice. Licensee shall have a minimum of thirty (30) days and not more than sixty (60) days after receipt of written notice in which to fully implement any menu change. Licensee shall cease selling previously approved Authorized Reborn Coffee Products within thirty (30) days after receipt of notice from Licensor that the product is no longer approved. All menus, containers, napkins, bags, cups and other packaging and like articles used at the Reborn Coffee Store shall conform to Licensor’s specifications, shall be imprinted with the Reborn Coffee Mark(s), if and as specified by Licensor, and shall be purchased by Licensee from an Approved Supplier.

8.8.	Compliance with Applicable Law. Licensee shall operate the Reborn Coffee Store as a clean, orderly, legal and respectable place of business in accordance with Licensor’s business standards and merchandising policies and shall comply with all Applicable Laws. Licensee shall not cause or allow any part of the Reborn Coffee Store or the Licensed Location to be used for any immoral or illegal purpose. Licensee shall in all dealings with its customers, suppliers, and public officials adhere to high standards of honesty, integrity, fair dealing and ethical conduct and refrain from engaging in any action which will cause Licensor to be in violation of any Applicable Law. If Licensee receives any notice, report, fine, test results or the like from any applicable department of health (or other similar Governmental Authority), Licensee shall promptly send a copy of the same to Licensor.

REBORN COFFEE, INC
International Licensing Agreement I 2025	20

8.9.	Hours. Subject to Applicable Law, the Reborn Coffee Store shall be open and operational at least twelve (12) hours per day, seven (7) days per week or as otherwise prescribed by Licensor.

8.10.	Gross Sales. Licensee shall diligently and efficiently exercise its best efforts to achieve the maximum Gross Sales possible from its Licensed Location and shall remain open for longer hours if additional opening hours are reasonably required to maximize operations and Gross Sales.

8.11.	Signs. Licensee shall maintain approved signs and/or awnings at, on, or near the front of the Reborn Coffee Store, identifying the Licensed Location as a Reborn Coffee Store, which shall conform in all respects to Licensor’s specifications and requirements and the layout and design plan approved for the Licensed Location, subject only to restrictions imposed by Applicable Law.

8.12.	Licensee Employee Policy. Licensee shall maintain a competent, conscientious, and trained staff of employees and shall take all steps necessary to ensure that its employees preserve good customer relations, render competent, prompt, courteous, and knowledgeable service, and meet the minimum standards that Licensor may establish from time to time in the Manuals or otherwise. All employees hired by or working for Licensee shall be the employees of Licensee, and Licensee alone, and shall not, for any purpose, be deemed to be the employees of Licensor or subject to Licensor’s direct or indirect control. Licensee acknowledges and agrees that Licensee shall be solely responsible for all employment decisions and functions at the Reborn Coffee Store or otherwise with respect to License’s employees, including, without limitation, those related to hiring, firing, training, wage and hour requirements, record keeping, supervision, and discipline of employees, and regardless of whether Licensee receives advice, consultation, or training from Licensor on these subjects. Licensee shall immediately defend, reimburse and hold Licensor and its Affiliates harmless from any direct or indirect losses, costs and expenses, including reasonable attorneys’ fees and costs, arising out of any claims made by or for the benefit of any employee of Licensee against Licensor or any of Licensor’s Affiliates regarding employment decisions and employee functions, including, without limitation, those related to hiring, firing, training, wage and hour requirements, record keeping, supervision, and discipline of employees. Licensee shall cause all employees, while working in the Reborn Coffee Store, to wear uniforms of the color, design and other specifications that Licensor may designate from time to time and to present a neat and clean appearance. If Licensor removes a type of uniform utilized by Licensee from the list of approved uniforms, Licensee shall have thirty (30) days from receipt of Licensor’s written notice of removal to discontinue use of its existing inventory of uniforms and obtain and use the approved type of uniform.

REBORN COFFEE, INC
International Licensing Agreement I 2025	21

8.13.	Vending or Other Machines. Except with Licensor’s written approval, Licensee shall not cause or permit vending, gaming machines, pay telephones, automatic teller machines, Internet kiosks or any other mechanical or electrical device to be installed or maintained at the Reborn Coffee Store.

8.14.	Co-Branding. Licensee may not engage in any Co-Branding in or in connection with the Reborn Coffee Store except with Licensor’s prior written consent. Licensor may approve any Co-Branding chain or arrangement in its discretion, and only if Licensor has recognized that Co-Branding chain as an approved co- brand for operation within Reborn Coffee Stores.

8.15.	Customer Complaints and Cooperation. Licensee shall respond promptly to each customer inquiry or complaint and resolve all reasonable complaints to the customer’s satisfaction. At Licensor’s request, Licensee shall use and display in the Reborn Coffee Store during all operating hours customer comment cards in the manner specified in the Manuals. Licensee shall, from time to time, purchase from Licensor or an Approved Supplier, and maintain in the Reborn Coffee Store, a supply of postage prepaid customer comment cards reasonably adequate to meet Licensee’s needs. Licensee shall at all times cooperate with Licensor and other Licensees of Licensor and shall actively participate in any and all sales, public relations, advertising, cooperative advertising and purchasing programs or promotional programs which may be developed and implemented by Licensor which call for the cooperation of Licensee and other Licensees of Licensor. Licensee shall further cooperate in any additional programs which may be established and designated by Licensor from time to time, including participating in coupon programs, the system-wide use of gift cards, and other similar programs for the benefit of the Reborn Coffee System, and shall comply with Licensor’s rules and regulations established from time to time in connection herewith. Licensee shall cooperate with Licensor in connection with the test marketing of products and services at the Reborn Coffee Store and shall comply with Licensor’s rules and regulations established from time to time in connection herewith.

REBORN COFFEE, INC
International Licensing Agreement I 2025	22

8.16.	Adequate Reserves and Working Capital. Licensee shall, at all times, maintain adequate reserves and working capital sufficient for Licensee to fulfill all of Licensee’s obligations under this Agreement and to cover the risks and contingencies of the Reborn Coffee Store for at least three (3) consecutive months.

8.17.	Re-Imaging of Reborn Coffee Store. Licensee shall at its own expense, make the alterations, additions, or modifications to the Reborn Coffee Store that Licensor may reasonably require to accommodate changes made by Licensor to the Reborn Coffee System, including, without limitation, changes to menu items or market positioning. Licensee shall have ninety (90) days from receipt of notice from Licensor regarding re-imaging requirements in which to make the required alterations, additions, or modifications to the Reborn Coffee Store.

8.18.	Intranet. If Licensor establishes a Reborn Coffee Licensee Intranet, Licensee shall have the mere privilege to use the Intranet, subject to Licensee’s strict compliance with the standards and specifications, protocols and restrictions that Licensor may establish from time to time. Licensee acknowledges that, as administrator of the Intranet, Licensor may access and view any communication posted on the Intranet. Licensee further acknowledges that the Intranet facility and all communications that are posted to it will become Licensor’s property, free of any rights or claims of privacy or privilege that Licensee, any employee of Licensee or any other person may assert. Upon receipt of notice from Licensor that Licensor has established an Intranet, Licensee shall establish and continually maintain an electronic connection with the Intranet as specified in the Manuals that allows Licensor to send messages to and receive messages from Licensee. If Licensee Defaults under this Agreement or any other agreement with Licensor, Licensor may, in addition to, and without limiting any other rights and remedies available to Licensor, disable or terminate Licensee’s access to the Intranet without Licensor having any liability to Licensee.

8.19.	Improvements.

8.19.1.	If Licensee creates, conceives or develops, whether solely or jointly with others, any ideas, concepts, information, know-how, inventions, original works of authorship, specifications, developments, techniques, processes, practices, methods, methodologies, improvements, derivative works, trade secrets, or other proprietary or intellectual property rights, whether or not patentable, protectable or registrable or reduced to practice, in any form or medium, in connection with the Reborn Coffee Store, the Reborn Coffee System or any part thereof, (collectively, “Improvements”), Licensee shall promptly notify Licensor and provide Licensor with all information, data, documentation, specimen, and samples related to any and all Improvements. All Improvements shall be the sole property of Licensor and Licensor shall be the sole owner of all related intellectual property rights. Licensee hereby assigns, and hereby agrees to assign, to Licensor any and all rights, title and interests Licensee may have or acquire in the Improvements, including all intellectual property rights related to the Improvements or any part thereof, and Licensee hereby waives and releases all rights of restraint and moral rights therein and thereto. Licensee shall assist Licensor in obtaining and enforcing the intellectual property rights to any Improvement in any and all countries and shall execute and provide Licensor with all documentation requested by Licensor for obtaining and enforcing those rights. Licensee hereby irrevocably designates and appoints Licensor and its designees as Licensee’s agent and attorney-in-fact to execute and file any documentation and to do all other lawful acts to further the prosecution and issuance of intellectual property rights related to any Improvement.

REBORN COFFEE, INC
International Licensing Agreement I 2025	23

8.19.2.	If the assignment of the Improvements to Licensor in the foregoing provisions of Section 8.19.1. is found to be invalid or otherwise unenforceable, Licensee hereby grants to Licensor a worldwide, perpetual, exclusive, fully paid, transferable, unrestricted license to the Improvements, including the right to use, modify, create derivative works and improvements, grant sublicenses, and otherwise fully commercially exploit any and all Improvements.

8.19.3.	Licensee acknowledges and agrees that the provisions of this Section 8.19 are part of the consideration for Licensor entering into this Agreement and Licensee is not owed and is not entitled to receive any separate or additional consideration or compensation.

8.20.	Refurbishment of Reborn Coffee Store. At Licensor’s request, but not more often than once every five (5) years unless sooner required by the Lease, Licensee shall refurbish the Reborn Coffee Store, at its own expense, to conform to Licensor’s Then-Current requirements with respect to the building design, trade dress, color schemes, and presentation of the Reborn Coffee Marks in a manner consistent with the Then-Current public image for new or remodeled Reborn Coffee Stores, including, without limitation, replacement or renovation of equipment, remodeling, redecoration, and modifications to existing improvements and reasonable structural changes that Licensor may reasonably require or that may be required by Applicable Law. Licensee’s costs for the required refurbishment shall not exceed one hundred thousand dollars ($100,000) for the interior of the Reborn Coffee Store or fifty thousand dollars ($50,000) for the exterior of the Reborn Coffee Store.

8.21.	Notifications and Crisis Management Events. Licensee shall notify Licensor in writing within (i) twenty-four (24) hours, and confirm in writing within two (2) days thereafter, of any investigation or violation, actual or alleged, of any health, liquor or narcotics laws or regulation related to the Reborn Coffee Store, and (ii) five (5) days of the commencement of any investigation, action, suit, or proceeding or of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other Governmental Authority which may adversely affect the operation or financial condition of the Reborn Coffee Store. Licensee shall immediately inform Licensor’s Manager (or as otherwise instructed in the Manuals) by telephone of the occurrence of a Crisis Management Event. Licensee shall cooperate fully with Licensor with respect to Licensor’s response to a Crisis Management Event.

8.22.	Authorization to Release Information. Licensee hereby authorizes (and agrees to execute any other documents deemed necessary, appropriate or advisable by Licensor to affect the authorization) all banks, financial institutions, businesses, suppliers, manufacturers, contractors, vendors and other persons or entities with whom Licensee does business to disclose to Licensor any financial information in their possession relating to Licensee or the Reborn Coffee Store which Licensor may request. Licensee further authorizes Licensor to disclose to prospective Licensees or other third parties’ data from Licensee’s reports if Licensor determines, in Licensor’s sole discretion, that the disclosure is necessary, appropriate or advisable.

8.23.	Annual Licensee Conference. Licensor may hold an Annual Licensee Conference for all Reborn Coffee Licensees each year. The Operating Partner and each General Manager shall attend the Annual Licensee Conference. Licensee shall pay Licensor a Licensee conference fee (“Licensee Conference Fee”) of five hundred dollars ($500) or Licensor’s Then Current Licensee Conference Fee to reimburse Licensor for a portion of the direct costs to provide the Annual Licensee Conference. Licensee shall pay the Licensee Conference Fee upon demand at least thirty (30) days before the date of the Annual Licensee Conference, whether or not Licensee attends the Annual Licensee Conference. Licensee shall also be responsible for paying for Licensee’s, its management’s and employees’ salaries, wages, travel, lodging, meals and other expenses incurred in connection with the Annual Licensee Conference.

REBORN COFFEE, INC
International Licensing Agreement I 2025	24

8.24.	Loyalty Rewards Program. Licensee shall fully participate in all customer loyalty and rewards programs now and in the future adopted or approved by Licensor (the “Loyalty Rewards Program”). Licensor currently administers its gift card system and loyalty rewards programs through the POS system. If the costs to Licensor for the Loyalty Rewards Program increase, Licensee shall also pay Licensee’s proportionate share of the increase. In addition, within sixty (60) days’ notice, if a new Loyalty Reward Program is established, Licensee will pay the Then-Current set up fee and monthly fees. Licensee shall not create or issue any gift certificates or gift cards and shall only sell gift certificates or gift cards that Licensor has issued or approved. Licensee shall participate in all loyalty, gift certificate, and/or gift card administration programs Licensor designates from time to time. Licensee shall honor all coupons, gift certificates, gift cards, and other programs or promotions as Licensor directs. Licensee shall not issue coupons or discounts of any type for use at Licensee’s Reborn Coffee Store, except for those approved by Licensor in writing and which Licensor may withhold in its discretion.

8.25.	Online Ordering and Delivery Program. When implemented, Licensee shall participate fully in Licensor’s direct online ordering and delivery program (the “Online Ordering and Delivery Program”. Within sixty (60) days’ notice, Licensee shall pay Licensor the Then-Current non-refundable online ordering and delivery set up fee (“Online Ordering and Delivery Setup Fee”) to establish Licensee’s Online Ordering and Delivery Program account. In addition, Licensee shall also pay Licensor the Then-Current online ordering and delivery monthly fee (“Online Ordering and Delivery Monthly Fee”) which will enable customers to order online and have delivery of Authorized Reborn Coffee Products to a place of their convenience.

8.26.	Online Training and Knowledge Database. When implemented, Licensee shall participate fully in Licensor’s Online Training and Knowledge Database. Within sixty (60) days’ notice, Licensee shall pay Licensor the Then-Current

REBORN COFFEE, INC
International Licensing Agreement I 2025	25

10. SUPPLIERS AND PRODUCTS

10.1.	Approved Suppliers. All Reborn Coffee Branded Products, Reborn Coffee Proprietary Products and Non-Proprietary Products designated by Licensor for use and sale at the Reborn Coffee Store must be purchased from Approved Suppliers. Licensor and its Affiliates may be, but are not obligated to become, Approved Suppliers of certain Reborn Coffee Branded Products, Reborn Coffee Proprietary Products and Non-Proprietary Products and may act as the sole Approved Suppliers of certain Reborn Coffee Branded Products, Reborn Coffee Proprietary Products and Non-Proprietary Products. Licensor may operate an Online Portal that Licensee can use to buy Reborn Coffee Branded Products, Reborn Coffee Proprietary Products, marketing materials, handbooks and menus directly from Approved Suppliers.

10.2.	Recommended Suppliers. If Licensee desires to purchase authorized Non- Proprietary Products from a Recommended Supplier rather than from Licensor, its Affiliates or an Approved Supplier, Licensee shall deliver written notice to Licensor identifying the Recommended Supplier and shall provide Licensor with financial, operational and other information regarding the Recommended Supplier as Licensor may request for Licensor to assess the Recommended Supplier. Licensor shall notify Licensee of Licensor’s decision within sixty (60) days after Licensor’s receipt of all requested information from Licensee. If Licensor does not approve or disapprove a Recommended Supplier within sixty (60) days, the Recommended Supplier shall be deemed disapproved. As a condition of its approval, Licensor may require a Recommended Supplier to agree in writing to (i) provide, from time to time, upon Licensor’s request, free samples of the Non- Proprietary Product the Recommended Supplier intends to supply to Licensee, (ii) fully comply with Licensor’s specifications for the Non-Proprietary Products to be sold by the Recommended Supplier, (iii) sell any Non-Proprietary Products bearing any Reborn Coffee Marks only to Licensees of Licensor and only under a written trademark license agreement with Licensor, (iv) provide Licensor, upon request, with duplicate purchase invoices issued to Licensee for Licensor’s records and inspection purposes, and (v) otherwise comply with Licensor’s reasonable requests. Further, if requested by Licensor, Licensee or the Recommended Supplier shall pay or reimburse Licensor for all of Licensor’s reasonably anticipated costs, including reasonable attorneys’ fees and costs, in reviewing the application of the Recommended Supplier and all current and future reasonable costs and expenses, including travel and living costs, related to inspecting, re- inspecting and auditing the Recommended Supplier’s facilities, equipment, and products, and all product testing costs paid by Licensor to third parties, and to pay Licensor, in advance, a deposit of up to one thousand dollars ($1,000), before Licensor inspects the Recommended Supplier’s facilities. Licensor may revoke its approval of a previously approved Recommended Supplier if the Recommended Supplier does not continue to satisfy Licensor’s criteria.

REBORN COFFEE, INC
International Licensing Agreement I 2025	26

10.3.	Purchases from Licensor or its Affiliates. All Reborn Coffee Branded Products, Reborn Coffee Proprietary Products and Non-Proprietary Products purchased from Licensor shall be purchased in accordance with the purchase order format issued from time to time by Licensor and at the prices and on delivery terms and other terms offered to similarly situated Reborn Coffee Licensees. Licensor, in its sole and absolute discretion, may establish the credit terms, if any, upon which it will accept Licensee’s orders, and may require Licensee to pay for orders on a cash- in-advance or cash-on-delivery basis. On the expiration or termination of this Agreement, or in the event of any Default by Licensee under this Agreement, Licensor shall not be obliged to fill or ship any orders then pending or, in the case of termination or non-renewal, made any time thereafter by Licensee and may, among other things, only deliver the quantities reasonably necessary as determined by Licensee to supply Licensee’s needs prior to the expiration or termination of this Agreement. Licensor shall not be liable to Licensee for any delay or delivery failure caused by Force Majeure.

10.4.	Rebates. Licensor or its Affiliates may receive rebates or allowances from certain Approved Suppliers on purchases of Reborn Coffee Branded Products, Reborn Coffee Proprietary Products and Non-Proprietary Products made by Licensee and other Reborn Coffee Licensees. Rebates and allowances will generally be a percentage of the revenue derived by the Approved Supplier from sales to Reborn Coffee Stores, will be included in Licensor’s general revenue, and may be used by Licensor for a variety of purposes including ongoing programs, education, marketing, advertising, seminars and conferences, the handling of inquiries and complaints from Licensees’ customers and for general and administrative expenses. Licensor may use these rebate and allowance funds received for any purpose in its sole and absolute discretion.

11. REBORN COFFEE MARKS

11.1.	Ownership and Goodwill of Reborn Coffee Marks. Licensee acknowledges and agrees that the Reborn Coffee Marks are used under license from an Affiliate of Licensor and may be modified by such Affiliate or Licensor, from time to time. Licensor and Licensor’s Affiliate continue to develop, use and control the use of the Reborn Coffee Marks to identify for the public the source of services and products marketed under the Reborn Coffee Marks, and to represent the Reborn Coffee System’s high standards of quality, appearance and service. Licensee acknowledges and agrees that its right to use the Reborn Coffee Marks is derived solely from this Agreement and is limited to use in operating the Reborn Coffee Store by Licensee pursuant to and in compliance with this Agreement. Licensor and its Affiliates shall, at all times, have the right to review and inspect Licensee’s use of the Reborn Coffee Marks and other Licensed Rights to assess whether Licensee’s use is in compliance with this Agreement. Any unauthorized use of any Reborn Coffee Marks by Licensee shall constitute a material breach of this Agreement and an infringement of Licensor’s and Licensor’s Affiliate’s rights in and to the Reborn Coffee Marks. Licensee acknowledges and agrees that as between Licensor and Licensee (i) Licensor owns the Reborn Coffee Marks and the Reborn Coffee System and all goodwill associated with any of the foregoing, (ii) Licensee owns no goodwill or rights in the Reborn Coffee Marks or the Reborn Coffee System and, except for the license of the Licensed Rights granted to Licensee by this Agreement, Licensee has no other right or interest in any Reborn Coffee Marks or the Reborn Coffee System or any part thereof, and (iii) Licensee’s use of the Reborn Coffee Marks and any goodwill established by that use shall inure to the exclusive benefit of Licensor. Licensee hereby agrees, either during the Term or after this Agreement terminates or expires, not to contest, or assist any other person or Entity to contest, the validity of any of the rights, title or interests in the Reborn Coffee Marks or the Reborn Coffee System (or any part thereof) held by Licensor or its Affiliates or the enforceability thereof.

11.2.	Limitations on Use. Licensee shall not use any Reborn Coffee Marks (i) with any prefix, suffix, or other words, terms, designs, or symbols (other than logos licensed to Licensee under this Agreement as a Reborn Coffee Mark), (ii) in connection with any unauthorized service or product, (iii) as part of any domain name or electronic address maintained on the Internet, the World Wide Web, or any other similar electronic delivery system, or (iv) in any other manner not expressly authorized in writing by Licensor. Licensee shall give all notices of trademark and service mark registration or other proprietary notices that Licensor specifies and shall use and obtain all fictitious or assumed name registrations required by Licensor or under Applicable Law. Licensee further agrees that no trademark or service mark other than “Reborn Coffee” or other Reborn Coffee Marks specified by Licensor shall be used in marketing, promoting, or operating the Reborn Coffee Store.

REBORN COFFEE, INC
International Licensing Agreement I 2025	27

11.3.	Modifications. Licensor reserves the right from time to time to (i) modify or discontinue licensing any of the Reborn Coffee Marks, (ii) add new names, marks, designs, logos or commercial symbols to the Reborn Coffee Marks and, in which case, Licensee shall use them, and (iii) introduce new practices as part of the Reborn Coffee System in operating the Reborn Coffee Store and, in which case Licensee shall observe and implement such new practices. Licensee acknowledges and agrees that the term “Reborn Coffee Marks” includes the specific names, marks, designs, logos or commercial symbols licensed by Licensor at any given point in time, subject to Licensor’s right to impose changes. Licensee shall comply, at Licensee’s sole expense, with Licensor’s directions regarding changes in the Reborn Coffee Marks and Reborn Coffee System or any part thereof within a reasonable time after written notice from Licensor. Licensor shall have no liability to Licensee for any cost, expense, loss or damage that Licensee incurs in complying with Licensor’s directions and conforming to Licensor’s required changes.

11.4.	Defense of Reborn Coffee Marks and Reborn Coffee System.

11.4.1.	Licensor shall have the sole right, either alone or with its Affiliate, to handle disputes with Licensee and third parties concerning Licensor’s or Licensor’s Affiliates’ ownership of, rights in, or Licensee’s or other’s use of, the Reborn Coffee Marks or the Reborn Coffee System. Licensee shall immediately notify Licensor in writing if Licensee receives notice, or is informed or becomes aware, of any (i) improper use of any of the Reborn Coffee Marks or elements of the Reborn Coffee System, including misuse by any third parties, (ii) use by any third party of any mark, design, logo or commercial symbol which, in Licensee’s judgment, may be confusingly similar to any of the Reborn Coffee Marks, (iii) use by any third party of any business or business practice which, in Licensee’s judgment, improperly simulates the Reborn Coffee System in a manner likely to confuse or deceive the public, or (iv) claim, challenge, suit or demand asserted against Licensee based upon Licensee’s use of the Reborn Coffee Marks or the Reborn Coffee System. Licensor and/or Licensor’s Affiliate shall have sole right and discretion to take any and all action as it/they deem appropriate, including, without limitation, to take no action, and the sole right and discretion to control any dispute, proceeding or negotiation arising out of any infringement, challenge, claim or otherwise relating to any Reborn Coffee Marks or the Reborn Coffee System or any part thereof. Licensee has no right to, and shall not, settle or compromise any dispute, claim, proceeding or demand asserted against it. Licensee hereby agrees to be bound by Licensor’s decisions in handling any and all disputes, claims, proceedings and demands regarding the Reborn Coffee Marks and the Reborn Coffee System. Licensee shall cooperate fully with Licensor and execute all documents and perform all actions as may, in Licensor’s judgment, be necessary, appropriate or advisable in the prosecution, enforcement, defense, negotiation and/or resolution of any and all disputes, claims, proceedings and demands and to protect and maintain Licensor’s rights in the Reborn Coffee Marks and the Reborn Coffee System.

REBORN COFFEE, INC
International Licensing Agreement I 2025	28

1.1.1.	Except to the extent that a third party claim asserted against Licensee is based upon Licensee’s misuse of any Reborn Coffee Marks or the Reborn Coffee System or any part thereof or Licensee’s act or omission in breach of this Agreement or in violation of Applicable Law, Licensor agrees to defend Licensee against a third party claim and indemnify Licensee for any reasonable and actual losses suffered by Licensee resulting from such third party claim for Licensee’s authorized, proper and lawful use of the Licensed Rights in strict compliance with the terms and conditions of this Agreement and Applicable Laws, provided Licensee has notified Licensor as soon as practical after learning of the claim and fully cooperates in the defense of the action. Because Licensor will defend the third party claim, Licensee is not entitled to be reimbursed for any fees and costs, including legal and other professional fees and costs, incurred by Licensee in connection with such claim.

2. ADVERTISING

11.1.	General. Licensee shall conduct all advertising, marketing and promotions for Licensee’s Reborn Coffee Store in a dignified manner and by following Licensor’s policies and provisions concerning format, content, media, geographic coverage and other criteria as are from time to time contained in the Manuals, or as otherwise directed by Licensor. Licensee and shall not use or publish any advertising material or in any way use or display any of the Reborn Coffee Marks except by following Licensor’s policies and provisions and with its prior written approval. Licensee shall submit samples of all advertising and promotional plans and materials to Licensor for approval and may only commence use of the materials after Licensee has been approved, in writing, by Licensor. Licensor shall have the right at any time after Licensee commences use of any materials to prohibit further use, effective upon written notice to Licensee.

REBORN COFFEE, INC
International Licensing Agreement I 2025	29

11.2.	Grand Opening Advertising. In consideration of Licensee’s Store Opening Advertising Contribution of two thousand dollars ($2,000) received by Licensor at the time Licensee signed this Agreement, Licensor shall provide to Licensee a customized advertising, marketing and promotional program approximately sixty (60) days before Licensee Reborn Coffee Store’s scheduled Grand Opening (“Grand Opening Advertising”). The program shall be implemented approximately thirty (30) days before Licensee Reborn Coffee Store’s scheduled Grand Opening. If Licensee elects to spend more than the Store Opening Advertising Contribution amount, Licensor shall confer with Licensee on the additional monies that Licensee intends to spend and Licensee’s proposed plan for this spending will require Licensor’s approval at least forty-five (45) days before Licensee Reborn Coffee Store’s scheduled Grand Opening.

11.3.	Local Advertising. If Licensor determines it necessary in its sole discretion, Licensor can require Licensee, upon sixty (60) days’ notice, to conduct local advertising in the trade area where Licensee’s Reborn Coffee Store is located and draws most of its business. Licensor shall have the right to direct Licensee to spend up to one percent (1%) of the Gross Sales of Licensee’s Reborn Coffee Store for local advertising.

11.4.	Marketing Fee.

11.4.1.	Licensee shall pay Licensor a Marketing Fee equal to two (2%) of the Gross Sales of Licensee’s Reborn Coffee Store during the Term of this Agreement. The Marketing Fee monies shall be used to conduct territorial and/or national advertising, marketing and promotional programs to maximize general public recognition and acceptance of the Reborn Coffee Marks for the benefit of the Reborn Coffee System and all Licensees. Licensee shall participate in all territorial and national programs Licensor specifies from time to time in the manner Licensor specifies.

11.4.2.	Licensor or its designee shall maintain and administrator the Marketing Fee monies as Licensor determines appropriate, in its sole discretion, to pay for the costs of preparing and producing video, audio, and written marketing materials; contract with or hire third-party advertising, public relations, promotional agencies or professionals; sponsor sporting, charitable or similar events; administer territorial or national marketing programs including the purchase of direct mail, marketing flyers, radio and newspaper ads, television commercials and other media marketing at Licensor’s sole discretion, determine appropriate; cover expenses related to Licensor’s social media marketing efforts, including the purchase social media ads on various social media platforms; support public relations campaigns and other public relations activities; conduct test marketing for new products and customer surveys; cover the costs of website development and maintenance, operations of Licensor’s portal, internet, intranet sites, URL services, and for 800 or similar numbers; cover administrative costs and overhead Licensor may incur from marketing and promotional activities, including salaries of its employees who are creating and implementing advertising, marketing and promotional programs; and pay for incidental expenses relating to Licensor’s advertising, marketing and promotional activities. Licensor shall oversee all advertising, marketing and promotional programs with sole discretion over that materials, media and creative concepts whether the programs are implemented through us or outsourced to a third party.

REBORN COFFEE, INC
International Licensing Agreement I 2025	30

11.4.3.	Although Licensor shall have no contractual obligation to account for Marketing Fee monies separately, the Marketing Fee monies shall be held separately from Licensor’s other funds and since the account is not a trust, Licensor shall not have any fiduciary obligations to Licensee regarding the Marketing Fee. Since Marketing Fee payments are not contributions to a fund and Licensor does not maintain or administer any such fund, Licensor has no fund to audit nor does it disclose how the funds were used in the most recently concluded fiscal year, including the percentages spent on production, media placement, administrative expenses, and a description of any other use. Also, as Licensor has no fund, affiliated company-owned stores are not required to contribute to a fund, however, Licensor’s affiliated company-owned stores currently contribute to advertising, marketing, and promotions expenditures.

11.4.4.	Although Licensor shall use the Marketing Fee monies to develop advertising, marketing and promotional programs that will benefit all its Licensees, Licensor shall not be obligated in maintaining and administering the Marketing Fee monies to (i) make expenditures for Licensee that are equivalent or proportionate to Licensee’s Marketing Fee payments; or (ii) be required to spend any specific amount on advertising, marketing, or promotions in Licensee Reborn Coffee Store’s trade area, or (iii) guarantee in any way that Licensee shall derive a benefit directly or pro-rata from the advertising, marketing, or promotions conducted with the Marketing Fee monies.

11.4.5.	Aside from the costs and expenses in this Section 11.4, the Marketing Fee shall not be used to defray any of Licensor’s general operating expenses. Any unused Marketing Fee monies at the end of any year shall be used in the next fiscal year. Licensor shall not use Marketing Fee monies for advertising that is principally a solicitation for the sale of licenses.

REBORN COFFEE, INC
International Licensing Agreement I 2025	31

11.5.	Marketing Fund.

11.5.1.	Licensor has not yet established a fund for territorial and/or national advertising, marketing, and promotional activities (the “Marketing Fund”) but shall have the right to do so in the future on ninety (90) days written notice to Licensee. When and if the Marketing Fund is established, Licensee’s Marketing Fee will be Licensee’s contribution to the Marketing Fund. The Marketing Fund shall be used in the same manner as the Marketing Fee monies to conduct territorial and/or national advertising, marketing, and promotional programs to maximize general public recognition and acceptance of the Reborn Coffee Marks for the benefit of the Reborn Coffee System and all Licensees. Licensee shall participate in all territorial and national programs Licensor specifies from time to time in the manner Licensor specifies.

11.5.2.	Licensor or its designee shall maintain and administrator the Marketing Fund with the same intended use as the Marketing Fee as Licensor determines appropriate in its sole discretion, to pay for the costs of preparing and producing video, audio, and written marketing materials; contract with or hire third-party advertising, public relations, promotional agencies or professionals; sponsor sporting, charitable or similar events; administer territorial and national marketing programs including the purchase of direct mail, marketing flyers, radio and newspaper ads, television commercials and other media marketing at Licensor’s sole discretion, determine appropriate; cover expenses related to Licensor’s social media marketing efforts, including the purchase social media ads on various social media platforms; support public relations campaigns and other public relations activities; conduct test marketing for new products and customer surveys; cover the costs of website development and maintenance, operations of Licensor’s portal, internet, intranet sites, URL services, and for 800 or similar numbers; cover administrative costs and overhead Licensor may incur from marketing and promotional activities, including salaries of its employees who are creating and implementing advertising, marketing and promotional programs; and pay for incidental expenses relating to Licensor’s advertising, marketing and promotional activities. Licensor shall oversee all advertising, marketing and promotional programs with sole discretion over that materials, media and creative concepts whether the programs are implemented through us or outsourced to a third party.

REBORN COFFEE, INC
International Licensing Agreement I 2025	32

11.5.3.	Licensor shall have the right, in its sole discretion to (i) establish a new entity to operate the Marketing Fund and the successor entity shall have all of the rights and duties described in the License Agreement; (ii) hold contributions to the Marketing Fund in a separate account in the same manner as the Marketing Fee or establish a trust to hold the contributions; (iii) solely maintain and administer all territorial and national advertising, marketing, public relations, and promotional programs or designate a third party or advisory board to maintain and administer part or all of the programs to be paid by the Marketing Fund; and (iv) terminate, or reinstate after termination, the Marketing Fund at any time upon thirty (30) days’ prior notice to Licensee. If Licensor elects to terminate the Marketing Fund, it shall not terminate until all contributions to it have been spent for its intended purpose or returned to Licensees on a pro-rata basis. Licensor may spend in any fiscal year an amount greater or less than the aggregate contribution of all Licensees to the Marketing Fund in that year. The Marketing Fund shall not be considered an asset of the Licensor. The Marketing Fund may borrow from Licensor or others to cover deficits or invest any surplus for future use. If Licensor lends money to the Marketing Fund, Licensor may charge the same interest rates as Licensor pays its lenders. Licensor shall prepare an unaudited annual statement of monies collected and costs incurred by the Marketing Fund and provide a copy of the statement to Licensee upon Licensee’s written request.

11.5.4.	Although Licensor shall use the Marketing Fund to develop advertising, marketing and promotional programs that will benefit all its Licensees, Licensor shall not be obligated in maintaining and administering the Marketing Fund to (i) make expenditures for Licensee that are equivalent or proportionate to Licensee’s contributions to the Marketing Fund; or (ii) be required to spend any specific amount on advertising, marketing, or promotions in Licensee Reborn Coffee Store’s trade area, or (iii) guarantee in any way that Licensee shall derive a benefit directly or pro-rata from advertising, marketing, or promotions paid for by the Marketing Fund; or (iv) require Licensor’s affiliated company-owned Reborn Coffee Stores to contribute to the Marketing Fund on the same basis as Licensee-owned Reborn Coffee Stores. If the Marketing Fund is not a trust, Licensor shall have no fiduciary obligation to Licensee relating to the collection, maintenance, and administration of the Marketing Fund.

REBORN COFFEE, INC
International Licensing Agreement I 2025	33

11.5.5.	Aside from the costs and expenses in this Section 11.5, Marketing Fund contributions shall not be used to defray any of Licensor’s general operating expenses. Any unused contributions to the Marketing Fund at the end of any year shall be used in the next fiscal year. Licensor shall not use the Marketing Fund for advertising that is principally a solicitation for the sale of licenses.

11.6.	Cooperative Advertising Programs. Licensor may from time to time establish programs for co-operative advertising to coordinate advertising, marketing efforts, and programs to serve as a conduit for the collection and expenditure of the contributed funds and to maximize the efficient use of local and/or territorial advertising media (“Cooperative Program” or “Cooperative Programs”). Licensor reserves the right in its sole discretion to establish a Cooperative Program in the future on ninety (90) days written notice to Licensee. If and when Licensor creates a Cooperative Program for an advertising coverage area (“Advertising Coverage Area”) in which Licensee’s Reborn Coffee Store is located, Licensee and either Licensor or its Affiliate, if Licensor or its Affiliate owns a Reborn Coffee Store in the Advertising Coverage Area, shall become a subscriber and member of the Cooperative Program and shall participate in the Cooperative Program in the manner prescribed by Licensor. The size and content of an advertising coverage area will be binding upon Licensees, all other similarly situated Licensees and Licensor’s Affiliate. Each participating Licensee as well as Licensor and its Affiliate if applicable, will be entitled to one vote for each Reborn Coffee Store located within the Advertising Coverage Area as may reasonably be determined by Licensor.

11.6.1.	Licensee and all other members of the Advertising Coverage Area whose Reborn Coffee License Agreements require their participation in the Cooperative Program shall contribute to the Cooperative Program the amounts that are determined by fifty percent (50%) or more of the participating Reborn Coffee Stores in the Cooperative Program (not to exceed one percent (1%) of the Gross Sales of each participating Reborn Coffee Store located in the Advertising Coverage Area, subject to Licensor’s written approval. Licensee’s contribution to the Cooperative Program shall be credited towards the satisfaction of the local advertising expenditure required by Section 11.3.

REBORN COFFEE, INC
International Licensing Agreement I 2025	34

11.6.2.	Licensor shall administer the Cooperative Program and shall determine the policies of the Cooperative Program and the usage of the available funds for media time, production of media materials, radio, television, newspapers or local level materials for the applicable Reborn Coffee Store such as flyers, or posters, or for any other type of advertising or marketing use. Licensor reserves the right to establish general standards concerning the operation of the Cooperative Program, advertising agencies retained by the Cooperative Program, and advertising conducted by the Cooperative Program. Any disputes (other than pricing) arising among or between Licensee, other Reborn Coffee Licensees, and/or the Cooperative Program shall be resolved by Licensor, whose decision shall be final and binding on all parties.

11.7.	Promotional Campaigns. From time to time during the Term, Licensor shall have the right to establish and conduct promotional campaigns on a national or territorial basis, which may by way of illustration and not limitation promote particular products or marketing themes. Licensee shall participate in the promotional campaigns upon the terms and conditions that Licensor may establish. Licensee acknowledges and agrees that participation may require Licensee to purchase point of sale advertising material, posters, flyers, product displays and other promotional materials.

11.8.	Advertising Council. Licensor may from time to time establish an Advertising Council for Reborn Coffee Licensees and reserve the right to do so in its sole discretion.

11.9.	Internet. Licensee shall not develop, create, generate, own, license, lease or use in any manner any computer medium, mobile device medium or other electronic medium (including, without limitation, any Internet home page, social media accounts, business review accounts, e-mail address, web site, domain name, bulletin board, newsgroup or other Internet-related medium or activity) which in any way uses or displays, in whole or part, any Reborn Coffee Marks, or any of them, or any words, symbols or terms confusingly similar thereto without Licensor’s prior written consent, and then only in the manner and in accordance with the procedures, policies, standards and specifications that Licensor may establish from time to time. Licensee shall not separately register any domain name or any portion of any domain name containing any Reborn Coffee Marks or participate or market on any web site or other form of electronic media (including, without limitation, through the use of social technology, social media, social networking platforms or other forms of electronic media not yet developed) using or displaying any Reborn Coffee Marks without Licensor’s prior written consent. Licensee’s general conduct on the Internet and in the use of other forms of electronic media is subject to the terms and conditions of this Agreement and all other rules, requirements or policies that Licensor may identify from time to time. Licensor may, at any time after Licensee commences use of any Licensor-approved electronic media, prohibit further use thereof, effective upon receipt of written notice by Licensee.

11.10.	Web Sites. Licensor shall establish and maintain from time to time, one or more Internet web sites that shall be used to provide information about Reborn Coffee Stores to the public. Licensor has sole discretion and control over the establishment, design and content of the web site. Licensor may, in its discretion, configure the site and its content to accommodate one or more interior pages which Licensor may dedicate, in whole or in part, to the Reborn Coffee Store at the Licensed Location, all at Licensee’s expense. Licensor shall have the right, at its sole option, from time to time, to (i) change, revise, or eliminate the design, content and functionality of such web site or any part thereof, (ii) make operational changes to such web site or any part thereof, (iii) change or modify the URL and/or domain name of such web site, (iv) substitute, modify, or rearrange the web site or any part thereof and any content therein, at Licensor’s sole discretion, including in any manner that Licensor considers necessary or desirable to comply with any Applicable Laws, to respond to changes in market conditions or technology, or to respond to any other circumstances, (v) limit or restrict end-user access (in whole or in part) to the web site or any portion thereof, and (vi) disable or terminate the web site or any part thereof without any liability to Licensee.

REBORN COFFEE, INC
International Licensing Agreement I 2025	35

3. CONFIDENTIAL INFORMATION

3.1.	Confidential Information.

3.1.1.	“Confidential Information” means any and all information, knowledge, and/or data, whether or not in writing, in electronic format, or in other tangible or intangible medium, concerning Licensor, any or its Affiliates and/or any of their respective businesses, operations, practices, styles, products and/or services, that has been furnished or is to be furnished to Licensee by, or Licensee has otherwise obtained or obtains from, Licensor, an Affiliate of Licensor, or another person or entity. By way of illustration, but not limitation, “Confidential Information” includes information, knowledge and data relating to the Reborn Coffee System and elements or portions thereof, site selection criteria, training and operations materials and manuals, business operations, practices, styles, products, services, recipes, sources of materials and equipment, customer management, software, data, content, formulations, ingredients, compositions, patterns, compilations, programs, devices, processes, methods, methodologies, standards, business relationships, contact information for industry professionals, developmental or experimental products and services, improvements, discoveries, plans for research, potential new or supplemental products and services, websites and website content, advertisements, ancillary products and services, marketing and selling methods and/or plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, vendors, collaborators, current customer and prospective customer names, addresses and contact information, information regarding credit extensions to customers, customer service purchasing histories, prices charged to customers, information regarding the skills and compensation of employees, contractors and other personnel of Licensor, designs, drawings, specifications, source code, object code, documentation, diagrams, flowcharts, research, development, marketing techniques and materials, trademarks, trade secrets, sales and license techniques, inventions, copyrightable material, trademarkable material, intellectual property rights, Trade Secrets, databases, relationships between Licensor and other persons or entities, knowledge or know-how, including knowledge or know-how concerning the methods of operation of one or more Reborn Coffee Stores, any other information or material considered proprietary by Licensor whether or not designated as confidential information by Licensor, any other information that is not generally known by the public or which derives independent economic value (actual or potential) from not being generally known to the public, and any other information which, given the circumstances surrounding its disclosure, would be considered confidential. “Confidential Information” also includes the manner in which any of the above described items may be combined with any other information or products or synthesized or used by Licensee.

REBORN COFFEE, INC
International Licensing Agreement I 2025	36

3.1.2.	Confidential Information does not include any information that: (i)was in the lawful and unrestricted possession of Licensee prior to its disclosure by Licensor without any duty or obligation of confidentiality; (ii) is or becomes generally available to the public by lawful acts other than those of Licensee after receiving it; (iii) has been received lawfully and in good faith by Licensee from a third party who did not derive it from Licensor or Licensee without any duty or obligation of confidentiality; or (iv) is shown by Licensee with documentary evidence to have been independently developed by Licensee without any use or access to any Confidential Information.

3.1.3.	Licensee acknowledges and agrees that certain Confidential Information may be provided to Licensee or Licensee may be apprised of certain Confidential Information by virtue of Licensee’s relationship with Licensor or in connection with Licensee’s operation of the Reborn Coffee Store.

3.1.4.	For clarification, notwithstanding anything to the contrary, neither Licensor or any of its Affiliates is obligated or required to disclose to Licensee, any Owner or any third party any Trade Secrets or other Confidential Information with respect to any Reborn Coffee Proprietary Products or other product or service of a confidential nature.

3.2.	Value. Licensee acknowledges and agrees the Confidential Information: (a) has been developed by Licensor and its affiliates by the investment of significant time, skill, effort and money and is of substantial value to Licensor and its affiliates; (b) is not generally known by the public or parties other than Licensor, its Affiliates, its Licensees and Licensee; derives independent economic value (actual or potential) from not being generally known to the public or persons unaffiliated with Licensor or Licensee; and (c) is the subject of efforts by Licensor that are reasonable under the circumstances to maintain the secrecy of the Confidential Information, including, without limitation: (i) not revealing the Confidential Information to unauthorized parties; (ii) requiring its Licensees to acknowledge and agree in writing that the Confidential Information is confidential; (iii) requiring its Licensees to agree in writing to maintain the confidentiality of the Confidential Information; (iv) monitoring electronic access to certain Confidential Information by the use of passwords and other restrictions so that electronic access to such Confidential Information is limited to authorized parties; and (v) requiring its Licensees to return all Confidential Information to Licensor or to destroy all Confidential Information upon the expiration or termination of their Reborn Coffee License Agreements.

REBORN COFFEE, INC
International Licensing Agreement I 2025	37

3.3.	Maintain Confidentiality. Licensee shall not, during the Term of this Agreement or thereafter, communicate, divulge, or use for the benefit of anyone else, any information that Licensor considers its trade secrets and/or any Confidential Information. Licensee acknowledges and agrees that any use of any Confidential Information by Licensee shall be in strict compliance with the terms and conditions of this Agreement. Licensee may divulge such Confidential Information only to such of its employees who must have access to it in order to perform their employment responsibilities.

3.4.	Irreparable Injury from Disclosure of Confidential Information. Licensee acknowledges that failure to comply with any of the requirements of this Section 12 will result in irreparable injury to Licensor and/or its Affiliates for which no adequate remedy at law may be available, and Licensee consents to the issuance of, and agrees to pay all court costs and reasonable attorneys’ fees and costs incurred by Licensor and/or its Affiliates in obtaining, without the posting of any bond, an ex parte or other order for injunctive relief, specific performance and/or other equitable relief with respect to the requirements of this Section 12. Licensor and its Affiliates reserve all rights to all legal relief and remedies against Licensee, including damages, for any breach by Licensee of any term or condition of this Section 12.

3.5.	Confidentiality Covenants from Individuals Associated with Licensee. Licensee shall require each high-level employee, agent, representative, personnel and advisor of Licensee with managerial responsibilities and has access to the Confidential Information to execute covenants that they will maintain the confidentiality and abide by the use restrictions of any Confidential Information they receive in the same manner as applicable to Licensee under this Section 12. Such covenants shall be in a form satisfactory to Licensor, including, without limitation, specific identification of Licensor as a third-party beneficiary of such covenants with the independent right to enforce them.

REBORN COFFEE, INC
International Licensing Agreement I 2025	38

4. ACCOUNTING AND RECORDS

4.1.	General Reporting. Licensee shall submit weekly statistical control forms and other financial, operational and statistical information that Licensor may require (i) to assist Licensor in its monitoring of the operation of the Reborn Coffee Store, (ii) to allow Licensor to monitor Gross Sales, purchases, costs and expenses of the Reborn Coffee Store, (iii) to enable Licensor to develop chain wide statistics, (iv) to assist Licensor in the development of new Authorized Reborn Coffee Products or the removal of existing unsuccessful Authorized Reborn Coffee Products, (v) to enable Licensor to refine existing Authorized Reborn Coffee Products, and/or (vi) to generally improve chain-wide understanding of the Reborn Coffee System (collectively, the “Reporting Information”).

4.2.	Specific Reporting. Unless otherwise agreed by Licensor in writing, Licensee shall submit condensed reports of daily Gross Sales to Licensor on a weekly basis in accordance with the guidelines established by Licensor. Licensee will electronically link the Reborn Coffee Store to Licensor and will allow Licensor to poll the POS System on a daily basis at a time selected by Licensor to retrieve Reporting Information including sales, sales mix, usage and operations data. Further:

4.2.1.	Within ten (10) days following the end of each month during the Term, or at any other interval that Licensor may establish, Licensee shall submit a Gross Sales report signed by Licensee, in the form and manner prescribed by Licensor, reporting all Gross Sales for the preceding month, together with the additional financial information that Licensor may, from time to time, request.

4.2.2.	Within forty-five (45) days following the end of each calendar quarter during the Term, Licensee shall submit to Licensor financial statements for the preceding quarter, including a balance sheet and profit and loss statement, prepared in the form and manner prescribed by Licensor and in accordance with generally accepted accounting principles, which shall be certified by Licensee to be accurate and complete.

REBORN COFFEE, INC
International Licensing Agreement I 2025	39

4.2.3.	Within forty-five (45) days following the end of each calendar year during the Term, Licensee shall submit to Licensor an unaudited annual financial statement prepared in accordance with generally accepted accounting principles, and in the form and manner prescribed by Licensor, which shall be certified by Licensee to be accurate and complete. Licensee shall also provide Licensor with copies of signed original sales and use tax forms contemporaneously with their filing with the appropriate Governmental Authority. Licensor reserves the right to require the further information concerning the Reborn Coffee Store that Licensor may, from time to time, reasonably request.

4.3.	Audits. Licensee shall prepare, and keep for not less than three (3) years following the end of each of its fiscal years, adequate books and records showing daily receipts in, at and from the Reborn Coffee Stores, applicable sales tax returns, if any, all pertinent original serially numbered sales slips and cash register records, and the other sales records as may be reasonably required by Licensor, from time to time, to verify the Gross Sales reported by Licensee to Licensor, in a form suitable for an audit of Licensee’s records by an authorized auditor or agent of Licensor. Such information shall be broken down by categories of goods, foods and beverages sold, when possible. Licensor, its agents or representatives may, at any reasonable time during normal working hours, audit and review Licensee’s books and records in accordance with generally accepted standards established by certified public accountants. If any audit or other investigation reveals an under- reporting or under-recording error of two percent (2%) or more, then in addition to any other sums due, the expenses of the audit/inspection shall be borne and paid by Licensee upon billing by Licensor, which shall include, without limitation, Licensor’s travel, lodging and wage expenses and reasonable accounting and legal fees and expenses, plus interest at the highest compound rate permitted by Applicable Law, but not to exceed the rate of eighteen percent (18%) per annum.

4.4.	Books and Records. Licensee shall maintain an accounting and record keeping system, which shall provide for basic accounting information necessary to prepare financial statements, a general ledger and reports required by this Agreement and the Manuals. Licensee shall maintain accurate, adequate and verifiable books and supporting documentation relating to the accounting information.

4.5.	Use of Financial Statements In Disclosure Document. Licensee hereby irrevocably consents to Licensor’s use of information contained in Licensee’s financial statements, at Licensor’s selection, in Licensor’s license disclosure document for the offer and sale of licenses.

REBORN COFFEE, INC
International Licensing Agreement I 2025	40

5. INSURANCE

5.1.	Licensee’s Insurance Obligations. Licensee shall obtain and maintain throughout the Term the types and amounts of insurance required by Licensor and shall provide Licensor with proof of coverage and Certificates of Insurance upon demand. Workers compensation insurance must be in compliance with local laws and regulations. All insurance shall protect Licensee and Licensor against any demand, claim and/or liability with respect to personal and bodily injury, death, and/or property damage, and/or any loss, liability, and/or expense whatsoever arising or occurring upon or in connection with the operation of the Reborn Coffee Store. Each policy shall (i) be written by insurers licensed and admitted to write coverage in the jurisdiction in which the Reborn Coffee Store is located and with a rating of “A” or better as set forth in the most recent edition of Best’s Key Rating Guide, (ii) name Licensor and its Affiliates as additional insureds, and (iii) comply with the requirements prescribed by Licensor at the time the policies are obtained. Licensee and Licensee’s insurers shall agree to waive their rights of subrogation against Licensor and/or its Affiliates, and Licensee shall provide evidence of the waiver in accordance with this Section 14.1. Licensee’s obligation to obtain and maintain insurance shall not be limited in any way by reason of any insurance which may be maintained by Licensor, nor shall Licensee’s performance of that obligation relieve it of liability under the indemnity provisions set forth in Section 19.4.

5.2.	Required Endorsements and Certificates. All public liability and property damage policies shall contain a provision that Licensor and its Affiliates, although named as an additional insured, shall nevertheless be entitled to recover under the policies on any loss occasioned to Licensor, or its Affiliates, partners, shareholders, directors, agents, or employees by reason of the negligence of Licensee or its partners, shareholders, directors, agents, or employees. At least ten (10) days prior to the time any insurance is first required to be carried by Licensee, and thereafter at least thirty (30) days prior to the expiration of any policy, Licensee shall deliver to Licensor Certificates of Insurance evidencing the proper types and minimum amounts of required coverage. All Certificates shall expressly provide that no less than thirty (30) days’ prior written notice shall be given to Licensor in the event of material alteration to or cancellation or non-renewal of the coverages evidenced by the Certificates. Certificates evidencing the insurance required by this Section 14 shall name Licensor, and each of its Affiliates, partners, shareholders, directors, agents, and employees as additional insureds on the additional-insured Grantor of License Form CG-2029 or an insurer’s comparable form, and shall expressly provide that any interest of each shall not be affected by any breach by Licensee of any policy provisions for which the Certificates evidence coverage.

REBORN COFFEE, INC
International Licensing Agreement I 2025	41

5.3.	Licensor’s Right to Secure Insurance on Behalf of Licensee. Should Licensee, for any reason, fail to procure or maintain the insurance required by this Agreement, as the requirements may be revised from time to time by Licensor in the Manuals or otherwise in writing, Licensor shall have the right and authority (but not the obligation) to immediately procure the insurance and to charge the same to Licensee, which charges, together with Licensor’s expenses in so acting, shall be payable by Licensee immediately upon notice. The foregoing remedies shall be in addition to any other remedies Licensor may have.

6. TRANSFER OF INTEREST

6.1.	Transfer by Licensor. Licensor shall have the right to transfer or assign all or any part of its rights or obligations under this Agreement to any person or legal Entity without the consent or approval of Licensee. With respect to any assignment which results in the subsequent performance by the assignee of all of Licensor’s obligations under this Agreement, the assignee shall expressly assume and agree to perform the obligations, and shall become solely responsible for all obligations of Licensor under this Agreement from the date of assignment. Licensor and/or its Affiliates may sell their assets, securities and business, the Reborn Coffee Marks, and/or the Reborn Coffee System, may sell securities in a public offering and/or in private placements, may merge, reorganize, acquire other Entities, and/or be acquired by another Entity, and may undertake a refinancing, recapitalization, leveraged buy-out, and/or other economic or financial restructuring, all without the consent or approval of Licensee.

6.2.	Assignment by Licensee.

6.2.1.	Licensee acknowledges and agrees that the rights granted to Licensee under this Agreement are personal and are granted in reliance upon, among other considerations, the individual or collective character, skill, aptitude, attitude, experience, business ability and financial condition and capacity of Licensee and, if Licensee is an Entity, that of the Owners. Accordingly, Licensee acknowledges and agrees that Licensee shall not, and Licensee has no right to, by operation of law or otherwise, whether in Licensee’s own name or in the name and/or on behalf of any person or Entity, directly or indirectly, offer, sell, assign, convey, transfer, pledge, donate, encumber or otherwise negotiate or deal with any third party, directly or indirectly, with respect to (i) this Agreement, (ii) any right or interest in this Agreement, including any Licensed Rights, or (iii) the right to use the Reborn Coffee System or the Reborn Coffee Marks or any part thereof (each an “Assignment”), without Licensor’s prior written consent.

REBORN COFFEE, INC
International Licensing Agreement I 2025	42

6.2.2.	Unless the Parties otherwise agree in writing, Licensee shall not make or attempt to make any Assignment except in conjunction with a concurrent Assignment to the same Licensor-approved assignee of all Reborn Coffee Stores then operated by Licensee. As a condition to Licensor’s consent to an Assignment, among other things as set forth in this Agreement, the assignee must execute Licensor’s Then-Current form of Reborn Coffee License Agreement for each Reborn Coffee Store sold to the assignee.

6.2.3.	Without Licensor’s prior written consent, which may be withheld or denied by Licensor in its discretion, (i) Licensee shall not offer for sale or transfer at public or private auction any of the rights of Licensee under this Agreement, and (ii) Licensee shall not, directly or indirectly, pledge, encumber, hypothecate or otherwise grant any third party a security interest in this Agreement in any manner whatsoever. To the extent that the foregoing prohibition may be ineffective under Applicable Law, Licensee shall provide not less than fourteen (14) days prior written notice (which notice shall contain the name and address of the secured party and the terms of the pledge, encumbrance, hypothecation or security interest) of any pledge, encumbrance, hypothecation or security interest of Licensee’s rights under this Agreement.

6.2.4.	For purposes of this Agreement, each of the following events is, without limitation, an Assignment subject to the conditions to transfer identified in this Agreement: (i) the death or incapacity of any Owner, (ii) the offer or sale of securities of Licensee pursuant to a transaction subject to registration under applicable securities laws or by private placement, (iii) the sale, assignment, transfer, conveyance, gift, pledge, mortgage, or other encumbrance of more than twenty percent (20%) in the aggregate, whether in one or more transactions, of the Equity or voting power of Licensee, by operation of law or otherwise, or any other events or transactions which, directly or indirectly, effectively changes the voting rights or control of Licensee, (iv) the issuance of any securities by Licensee which itself or in combination with any other transactions results in the Owners, as constituted on the Effective Date, owning less than fifty percent (50%) of the outstanding Equity or voting power of Licensee, and (v) any merger, stock redemption, consolidation, reorganization, recapitalization or other transfer of control of the Licensee, however effected. Licensee shall promptly provide Licensor with written notice (stating the information that Licensor may from time to time require) of each and every transfer, assignment and encumbrance by any Owner of any direct or indirect Equity or voting rights in Licensee, notwithstanding that the same may not constitute an “Assignment” as defined under this Section 15.

6.2.5.	Licensor’s right of first refusal set forth in Section 15.3 shall not apply to a transfer by Licensee of all of Licensee’s rights under this Agreement to a newly-formed corporation, limited liability company or other business Entity provided all of the Equity or voting interests of the new business Entity are owned by the same Owners (a “Qualified Assignment”), but the other terms and conditions of an Assignment set forth in this Section 15 shall apply to a Qualified Assignment. Any attempted or purported Assignment which fails to comply with the requirements of this Section 15 shall be null and void and shall constitute a Default under this Agreement.

REBORN COFFEE, INC
International Licensing Agreement I 2025	43

6.3.	Right of First Refusal.

6.3.1.	Except with respect to a Qualified Assignment, if Licensee or an Owner receives a bona fide written offer (“Third Party Offer”) from a third party (the “Proposed Buyer”) to purchase or otherwise acquire all interest in Licensee which will result in an Assignment within the meaning of this Agreement, Licensee shall, within five (5) days after receiving the Third Party Offer and before accepting it, apply to Licensor in writing for Licensor’s consent to the proposed Assignment. To constitute a bona fide written offer, the Third Party Offer must also apply to purchase or otherwise acquire all Reborn Coffee Stores then operated by Licensee or its Affiliates.

6.3.2.	Licensee shall attach to its application for consent to complete the Assignment a copy of the Third Party Offer together with (i) information relating to the Proposed Buyer’s experience and qualifications, (ii) a copy of the Proposed Buyer’s current financial statement, and (iii) any other information material to the Third Party Offer, Proposed Buyer and proposed Assignment or that Licensor requests.

6.3.3.	Licensor or its nominee shall have the right, exercisable by written notice (“Purchase Notice”) given to Licensee or the Proposed Buyer, within thirty (30) days following Licensor’s receipt of the Third Party Offer, all supporting information, and the application for consent, to notify Licensee or the Proposed Buyer that Licensor will purchase or acquire the rights, assets, Equity or interests proposed to be assigned on the same terms and conditions set forth in the Third Party Offer, except that Licensor may (i) substitute cash for any form of payment proposed in the offer discounted to present value, and (ii) deduct from the purchase price all amounts then due and owing from Licensee to Licensor under this Agreement or otherwise; (iii) Licensor’s credit will be deemed equal to the credit of the Proposed Buyer (meaning that, if the proposed consideration includes promissory notes, Licensor or its nominee may provide promissory notes with the same terms as those offered by the Proposed Buyer); and (iv) Licensor must receive, and Licensee (and it’s owners, if an Entity) agree to make, all customary representations and warranties given by the seller of the assets of a business or the ownership interests in a legal entity, as applicable, including, without limitation, representations and warranties regarding: (a) ownership and condition of and title to Equity and/or assets; (b) liens and encumbrances relating Equity and/or assets; and (c) validity of contracts and the liabilities, contingent or otherwise, of the entity whose assets or Equity are being purchased.

REBORN COFFEE, INC
International Licensing Agreement I 2025	44

6.3.4.	If Licensor or its nominee elects to purchase or acquire the rights, assets, Equity or interests proposed to be assigned to the Proposed Buyer, the closing shall take no later than sixty (60) days following the date that Licensor or its nominee makes such election.

6.3.5.	If Licensor does not elect to purchase or acquire the rights, assets, Equity or interests proposed to be assigned to the Proposed Buyer, the closing of the sale to the Proposed Buyer shall take no later than ninety (90) days following the date that the Third Party Offer was received by Licensee. If there is any material change in the terms of the Third Party Offer before the closing of the sale, Licensee shall provide notice of such change to Licensor, and Licensor or its nominee shall have a right of first refusal with respect to the new terms subject to the conditions stated in this Section 15.3.

6.4.	Conditions of Assignment to Third Party. As a condition to obtaining Licensor’s consent to an Assignment, including any Qualified Assignment or an Assignment to a Proposed Buyer, the following conditions must be satisfied:

6.4.1.	The Proposed Buyer must submit a completed license application to Licensor and meet Licensor’s Then-Current qualifications for new Reborn Coffee Licensees, including qualifications pertaining to financial condition, credit rating, experience, moral character and reputation.

6.4.2.	Licensee must be in Good Standing on the date consent is requested and until the date of closing or effectiveness of the Assignment.

6.4.3.	The sales price of the interest to be conveyed must not be so high, or the terms of the sale so onerous, that, in the judgment of Licensor, the Proposed Buyer will be unlikely to meet the Proposed Buyer’s financial and other obligations to Licensor, third party suppliers and creditors following the closing. Licensor shall have no liability to either Licensee or the Proposed Buyer if Licensor approves the Assignment and the Proposed Buyer thereafter experiences financial difficulties.

REBORN COFFEE, INC
International Licensing Agreement I 2025	45

6.4.4.	The Proposed Buyer must sign Licensor’s Then-Current form of Reborn Coffee License Agreement, the terms of which may differ materially from any and all of the terms contained in this Agreement, and which shall supersede this Agreement in all respects, except that the term of replacement Reborn Coffee License Agreement shall be the remaining term of this Agreement. In exchange for signing the Then-Current Reborn Coffee License Agreement, the Proposed Buyer shall receive the rights of Licensee provided for in this Agreement. If the Proposed Buyer is an Entity, each owner and each owner’s spouse of the Proposed Buyer shall jointly and severally guarantee the Proposed Buyer’s performance of its obligations in the Then-Current Reborn Coffee License Agreement under a Guarantee in the form of Exhibit C. If Licensor is not offering new Reborn Coffee licenses, is in the process of revising, amending or renewing Licensor’s form of Reborn Coffee License Agreement or license disclosure document or is not lawfully able to offer Licensor’s Then- Current form of Reborn Coffee License Agreement at the time of an Assignment, Licensor may offer to amend this Agreement, upon terms and conditions that will be established by Licensor and the Proposed Buyer at that time, or may offer to amend the Term on substantially the terms and conditions set forth in this Agreement on a month-to-month basis for as long as Licensor deems necessary or appropriate so that Licensor may subsequently offer and utilize a Then-Current form of Reborn Coffee License Agreement.

6.4.5.	Licensee will remain subject to all obligations stated in this Agreement that expressly, or by implication due to their nature, survive the transfer, termination or expiration of this Agreement, including, without limitation, the provisions prohibiting competition, non-interference and non- disclosure of Confidential Information.

6.4.6.	Licensee and the Proposed Buyer or other assignee shall execute a General Release of all known and unknown liabilities, demands, costs, expenses, damages, claims, actions and causes of action, of whatever nature, character or description, that they have, may have or believe to have against Licensor and its Affiliates and their officers, directors, agents, shareholders and employees as of the date of the general release, in a form acceptable to Licensor.

REBORN COFFEE, INC
International Licensing Agreement I 2025	46

6.4.7.	Licensee shall pay Licensor the sum of five thousand dollars ($5,000) as a transfer fee to apply against Licensor’s administrative and other costs to process the Assignment.

6.4.8.	Licensee must simultaneously transfer its rights under all contracts for which continuation is necessary for operation of the Reborn Coffee Store to the Proposed Buyer or other assignee and satisfy any separate conditions to obtain any third party consents required for the transfer of Licensee’s rights to the Proposed Buyer or other assignee. The Proposed Buyer or other assignee must execute all other documents and agreements required by Licensor to consummate the Assignment. All required third party consents to the Assignment must be obtained. If the Proposed Buyer or other assignee is a corporation, limited liability company or other business Entity, each person who at the time of the Assignment, or later, owns or acquires, either legally or beneficially, twenty percent (20%) or more of the Equity or voting interests of the Proposed Buyer must execute a Guarantee in a form acceptable to Licensor.

6.4.9.	Licensee’s right to receive the sales proceeds from the Proposed Buyer in consideration of the Assignment shall be subordinate to the obligations of the Proposed Buyer owed to Licensor and its Affiliates under, or pursuant to, this Agreement or any other agreement. All contracts by and between Licensee and the Proposed Buyer shall expressly include a subordination provision permitting payment of the sales proceeds to Licensee only after any outstanding obligations owed to Licensor and its Affiliates are fully satisfied.

6.4.10.	Except when the assignee is an existing Reborn Coffee Licensee or Licensee of Licensor, the Proposed Buyer, or a senior operations employee who will have general management and supervisory responsibilities for the Reborn Coffee Store who is acceptable to Licensor, must complete to Licensor’s sole satisfaction Licensor’s Initial Training Program prior to the effective date of the Assignment.

6.4.11.	The Proposed Buyer must conform the Reborn Coffee Store with Licensor’s Then-Current appearance and design standards and equipment specifications applicable to new Reborn Coffee Stores.

REBORN COFFEE, INC
International Licensing Agreement I 2025	47

6.5.	Death or Incapacity. In the event of the death or Incapacity of an Owner, the spouse, heirs or personal representative of the deceased or incapacitated Owner or the remaining Owners (each a “Successor”) shall have one hundred eighty (180) days from the date of such death or Incapacity in which to (i) purchase the interest of the deceased or incapacitated Owner, or (ii) complete an Assignment of the interest of the deceased or incapacitated Owner to a qualified, approved third party, subject to the provisions of this Section 15. If a Successor has not purchased the interest of the deceased or incapacitated Owner or completed an Assignment of the interest of the deceased or incapacitated Owner to a qualified, approved third party within one hundred eighty (180) days from the date of death or Incapacity, Licensor may terminate this Agreement.

6.6.	Transfer by Licensee in Bankruptcy. If, for any reason, this Agreement is not terminated pursuant to Section 17.1 and this Agreement is assumed, or Assignment of the same to any person or Entity who has made a bona fide offer to accept an Assignment of this Agreement is contemplated, pursuant to the United States Bankruptcy Code, then notice of the proposed Assignment or assumption, setting forth (a) the name and address of the proposed assignee, and (b) all of the terms and conditions of the proposed Assignment and assumption, shall be given to Licensor within twenty (20) days after receipt of the proposed assignee’s offer to accept such Assignment of this Agreement, and, in any event, within ten (10) days prior to the date application is made to a court of competent jurisdiction for authority and approval to enter into the Assignment and assumption, and Licensor shall thereupon have the prior right and option, to be exercised by notice given at any time prior to the effective date of the proposed Assignment and assumption, to accept an Assignment of this Agreement to Licensor itself upon the same terms and conditions and for the same consideration, if any, as set forth in the bona fide offer made by the proposed assignee, less any brokerage commissions which may be payable by Licensee out of the consideration to be paid by the assignee for the Assignment of this Agreement.

6.7.	Effect of Consent to Transfer. Licensor’s consent to a transfer is not a representation of the fairness of the terms of any contract between you and the assignee, a guarantee of your Reborn Coffee Store’s or assignee’s prospects of success, or a waiver of any claims we have against you (or your owners) or of Licensor’s right to demand the assignee’s full compliance with this Agreement.

REBORN COFFEE, INC
International Licensing Agreement I 2025	48

7. COVENANTS

7.1.	No Prior Experience, Information or Knowledge. Licensee specifically acknowledges and agrees that prior to becoming a Licensee of Licensor, Licensee had no experience, information or knowledge whatsoever about a specialty tea or coffee shop or a Reborn Coffee Store and that Licensee’s knowledge of the Confidential Information was obtained solely from Licensor, following Licensee’s training by Licensor and Licensee’s subsequent operation of the Reborn Coffee Store under this Agreement. In addition, Licensee specifically acknowledges that, pursuant to this Agreement, Licensee will receive valuable specialized training and Confidential Information, including, without limitation, Confidential Information regarding the operational, sales, promotional, and marketing methods and techniques of Licensor and the Reborn Coffee System, which are unique and proprietary to Licensor, derive independent economic value from not being generally known to the public and are the subject of Licensor’s efforts and that are reasonable under the circumstances to maintain their secrecy.

7.2.	Non-Competition During Term of Agreement. Licensee and each Owner covenants that during the Term, except as otherwise approved in writing by Licensor, Licensee and each Owner shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, or legal Entity:

7.2.1.	divert or attempt to divert any present or prospective Reborn Coffee customer to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with any Reborn Coffee Marks or the Reborn Coffee System or any part thereof; or

7.2.2.	employ or seek to employ any person who is or has been within the previous thirty (30) days employed by Licensor or an Affiliate of Licensor as a salaried managerial employee, or otherwise directly or indirectly induce such person to leave his or her employment; or

7.2.3.	own (either beneficially or of record), engage in or render services to, whether as an investor, partner, lender, director, officer, manager, employee, consultant, representative or agent, any Competitive Business (except that equity ownership of less than five percent (5%) of a Competitive Business whose shares or other forms of ownership interest are publicly traded on a recognized stock exchange will not be deemed to violate this subparagraph);

REBORN COFFEE, INC
International Licensing Agreement I 2025	49

provided, however, the restrictions stated in this Section 16.2 shall not apply to any Owner after two (2) years from the date the Owner ceases to be an officer, director, shareholder, member, manager, trustee, owner, general partner, employee or otherwise associated in any capacity with Licensee.

7.3.	Non-Competition After Expiration or Termination of Agreement. Except as Licensor otherwise approves in writing, commencing upon the date of (i) an Assignment permitted under Section 15 of this Agreement, (ii) the Expiration Date of this Agreement, (iii) the termination of this Agreement (regardless of the cause for termination), or (iv) a final court order (after all appeals have been taken) with respect to any of the foregoing events or with respect to enforcement of this Section 16.3, and continuing for an uninterrupted period of two (2) years thereafter, Licensee and each Owner shall not own (either beneficially or of record), engage in or render services to, whether as an investor, partner, lender, director, officer, manager, employee, consultant, representative or agent, any Competitive Business located within twenty (20) miles of any Reborn Coffee Stores; provided, however, the restrictions stated in this Section 16.3 shall not apply to any Owner after two (2) years from the date the Owner ceases to be an officer, director, shareholder, member, manager, trustee, owner, general partner, employee or otherwise associated in any capacity with Licensee.

7.4.	Violation of Covenants.

7.4.1.	If Licensee or any Restricted Person shall commit any violation of Section 16.3 during the two (2) year period following (i) the expiration or termination of this Agreement, (ii) the occurrence of any Assignment during the Term, (iii) the cession of the Restricted Person’s relationship with Licensee, or (iv) a final court order (after all appeals have been taken) with respect to any of the foregoing events or with respect to enforcement of Section 16.3, in addition to all other remedies available to Licensor, Licensee and the Restricted Person, jointly and severally, shall be obligated to pay Licensor, throughout the twenty-four (24) month period, five percent (5%) of the revenue derived by Licensee or the Restricted Person from the sale of all products and services and all other income of every kind and nature (“Post Termination Gross Sales”) of the Competitive Business. Licensee shall account for and pay the five percent (5%) of the Post Termination Gross Sales to Licensor on the fifteenth day of each month on the Post Termination Gross Sales of the Competitive Business during the previous month. Licensor shall have the right to audit the books and records of the competing business in accordance with Section 13.3 of this Agreement to confirm Licensee’s compliance with this Section 16.4, upon prior notice to Licensee

REBORN COFFEE, INC
International Licensing Agreement I 2025	50

7.5.	Exceptions to Covenants. Sections 16.2 and 16.3 shall not apply to ownership by Licensee or an Owner of a less than five percent (5%) beneficial interest in the outstanding Equity securities of any Competitive Business registered under the Securities Act of 1933 or the Securities Exchange Act of 1934.

7.6.	Reducing Scope of Covenants. Licensee understands and acknowledges that Licensor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 16.2 or 16.3, or any portion thereof, without Licensee’s consent, effective immediately upon receipt by Licensee of written notice thereof from Licensor; and Licensee agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable.

7.7.	Covenants from Individuals. Licensee shall obtain and furnish to Licensor executed covenants similar in substance to those set forth in this Section 16 (including covenants applicable upon the termination of a person’s relationship with Licensee) from all Owners. Every covenant required by this Section 16.7 shall be in a form acceptable to Licensor, and shall include, without limitation, a designation of Licensor as a third party beneficiary of the covenants with the independent right to enforce them.

7.8.	Interference With Employment Relations. Without Licensor’s prior written consent, during the Term and for a period of twenty-four (24) months following the termination, expiration or nonrenewal of this Agreement, or if there shall occur an Assignment, neither Licensee, its Owner(s) or their respective Affiliates, officers, directors or managers, or any of them, shall in any capacity whatsoever, either directly or indirectly, hire, solicit or encourage to leave the employment of Licensor, or any of its Affiliates, or any licensee or Licensee of Licensor, any employee of Licensor or its Affiliates (or any person who the persons knew or should have known was an employee of any licensee or Licensee of Licensor) or hire any employee who has left the employment of Licensor, or any of its Affiliates (or any licensee or Licensee) within one (1) year of the termination of the employee’s employment with Licensor, or any of its Affiliates or its Licensees or Licensees.

REBORN COFFEE, INC
International Licensing Agreement I 2025	51

7.9.	Effect of Applicable Law. In the event any portion of the covenants in this Section 16 violates Applicable Laws affecting Licensee, or is held invalid or unenforceable in a final judgment to which Licensor and Licensee are parties, then the maximum legally allowable restriction permitted by Applicable Law shall control and bind Licensee. Licensor may at any time unilaterally reduce the scope of any part of the above covenants in this Section 16, and Licensee shall comply with any reduced covenant upon receipt of written notice. The provisions of this Section 16 shall be in addition to and not in lieu of any other confidentiality obligation of Licensee, or any other person, whether pursuant to another agreement or pursuant to Applicable Law.

7.10.	Business Practices. Licensee shall comply with and/or assist Licensor to the fullest extent possible in Licensor’s efforts to comply with Executive Order 13224 issued by the President of the United States, the USA Patriot Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any Governmental Authority addressing or in any way relating to terrorist acts and acts of war (the “Anti-Terrorism Laws”). In connection with its compliance, Licensee certifies, represents and warrants that none of Licensee’s property or interests are subject to being “blocked” under any of the Anti-Terrorism Laws and that Licensee is not otherwise in violation of any of the Anti-Terrorism Laws. Any violation of the Anti- Terrorism Laws by Licensee or Licensee’s employees or any “blocking” of Licensee’s assets under the Anti- Terrorism Laws constitute grounds for immediate termination of this Agreement and any other agreements Licensee has entered into with Licensor or any of its Affiliates, in accordance with the provisions of Section 17.2.

7.11.	Survival. The provisions of this Section 16 shall survive the expiration and termination of this Agreement and shall not limit, restrain or otherwise affect any right or cause of action which may accrue to Licensor or any of its Affiliates for any infringement of, violation of, or interference with, this Agreement, or any Reborn Coffee Marks, the Reborn Coffee System or any part thereof, any Confidential Information, any Trade Secrets, or any other proprietary aspects of Licensor’s business.

REBORN COFFEE, INC
International Licensing Agreement I 2025	52

8. DEFAULT AND TERMINATION

8.1.	Termination In the Event of Licensee’s Bankruptcy or Insolvency. Licensee shall be deemed to be in Default under this Agreement, and all rights granted to Licensee of this Agreement shall automatically and immediately terminate without notice to Licensee, (i) if Licensee becomes insolvent or makes a general assignment for the benefit of creditors, (ii) if a petition in bankruptcy is filed under any foreign, state or federal bankruptcy or insolvency laws by Licensee or if a petition is filed against and not opposed by Licensee, (iii) if Licensee is adjudicated as bankrupt or insolvent, (iv) if a bill in equity or other proceeding for the appointment of a receiver of Licensee or other custodian for the Reborn Coffee Store is filed and consented to by Licensee, (v) if a receiver or other custodian (permanent or temporary) of Licensee’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction, (v) if proceedings for a composition with creditors under any Applicable Law is instituted by or against Licensee, (vii) if a final judgment in excess of one hundred thousand dollars ($100,000) against Licensee or the Reborn Coffee Store remains unsatisfied or is of record for thirty (30) days or longer (unless a supersedeas bond is filed), (viii) if Licensee admits Licensee is unable to generally pay Licensee’s debts as they become due, (ix) if execution is levied against Licensee or the Reborn Coffee Store or property located thereon, (x) if suit to foreclose any lien or mortgage against the Reborn Coffee Store, the Licensed Location or the equipment of the Reborn Coffee Store is instituted against Licensee and not dismissed within thirty (30) days, or (xi) if the Reborn Coffee Store or the Licensed Location shall be sold after levy thereupon by any sheriff, marshal, or constable.

8.2.	Option to Terminate Without Opportunity to Cure. Licensee shall be deemed to be in Default and Licensor may, at its option, terminate this Agreement and all rights granted hereunder, without affording Licensee any opportunity to cure the Default, effective immediately upon notice by Licensor upon the occurrence of any of the following events:

8.2.1.	If Licensee shall Abandon the Reborn Coffee Store.

8.2.2.	If Licensee shall purport to make any Assignment without the prior written consent of Licensor.

8.2.3.	If Licensee shall Default in any obligation as to which Licensee has previously received three (3) or more written notices of Default from Licensor setting forth the Default complained of within the preceding twelve (12) months.

REBORN COFFEE, INC
International Licensing Agreement I 2025	53

8.2.4.	If Licensee makes any material misrepresentations in connection with the execution of this Agreement or the operations of the Reborn Coffee Store.

8.2.5.	If Licensee fails, for a period of ten (10) days after having received notification of noncompliance from Licensor or any Governmental Authority to comply with any federal, state or local law or regulation applicable to the operation of the Reborn Coffee Store.

8.2.6.	If Licensee’s operation of the Reborn Coffee Store constitutes an imminent danger to the public health or if Licensee sells unauthorized products or performs unauthorized services after Notice of Default and thereafter sells the products, whether or not Licensee has cured the Default after one or more notices.

8.2.7.	If an audit or investigation conducted by Licensor discloses that Licensee has knowingly maintained false books or records, or submitted false reports to Licensor, or knowingly understated its Gross Sales or withheld the reporting of the same as provided in this Agreement.

8.2.8.	If Licensee or any of its Owners are convicted of or pleads guilty or nolo contendere to a felony or any other crime or offense that is reasonably likely, in the sole opinion of Licensor, to adversely affect Licensor’s reputation, the Reborn Coffee System or any part thereof, any Reborn Coffee Marks or any goodwill associated the same; however, if the crime or offense is committed by an Owner other than the Operating Partner, Licensor may only terminate this Agreement under this Section 17.2.8 if the applicable Owner fails to sell its interest in Licensee to Licensee’s other Owners within thirty (30) days after the conviction or plea.

8.2.9.	If Licensee misuses or makes any unauthorized use of any Reborn Coffee Marks or otherwise impairs the goodwill associated therewith or Licensor’s rights therein.

8.2.10.	If Licensee takes any action which reflects materially and unfavorably upon the operation and reputation of the Reborn Coffee Store or the Reborn Coffee chain generally.

REBORN COFFEE, INC
International Licensing Agreement I 2025	54

8.2.11.	If Licensee makes any unauthorized use, disclosure, or duplication of any Trade Secrets or any other Confidential Information.

8.2.12.	If Licensee fails to purchase and maintain in inventory the types and quantities of Reborn Coffee Branded Products, Reborn Coffee Proprietary Products or Non-Proprietary Products necessary to meet reasonably anticipated consumer demand, as determined by Licensor.

8.2.13.	If Licensee purports to purchase Reborn Coffee Branded Products or Reborn Coffee Proprietary Products or Non-Proprietary Products from other than an Approved Supplier and fails to cease use of the non- complying product within three (3) days after having received notification from Licensor to do so.

8.2.14.	If Licensee Defaults in any obligation under this Agreement that by its nature is not capable of being cured by Licensee within the cure period set forth in Section 17.3.

8.3.	Termination With Notice and Opportunity To Cure. Except for any Default by Licensee under Sections 17.1 or 17.2, and as expressly provided elsewhere in this Agreement, Licensee shall have five (5) days, in the case of any monetary Default and ten (10) days in the case of any other type of Default, following the notice of default by Licensor (a “Notice of Default”) demanding the cure of the Default and to provide evidence of the cure to Licensor. If any Default is not cured within that time period, or any longer time period that Applicable Law may require or that Licensor may specify in the Notice of Default, this Agreement and all rights granted in this Agreement shall automatically terminate without further notice or opportunity to cure.

8.4.	Reimbursement of Licensor Costs. Upon a Default by Licensee, all of Licensor’s costs and expenses in connection with the Default, including reasonable attorneys’ fees and costs, shall be paid to Licensor within five (5) days after cure or upon demand by Licensor if the Default is not cured.

8.5.	Cross-Default. Except for a Default under, or the termination of, any Area Development Agreement consisting solely of Licensee’s failure to meet its development schedule, any Default by Licensee under the terms and conditions of this Agreement or any other agreement between Licensor or its Affiliates, and Licensee, or its Owners or Affiliates, shall be deemed to be a Default of this Agreement each and every other agreement. Furthermore, in the event of termination of this Agreement or any other agreement between the Parties, Licensor may, at its option, terminate any or all of the agreements between the Parties.

REBORN COFFEE, INC
International Licensing Agreement I 2025	55

8.6.	Notice Required By Law. Notwithstanding anything to the contrary contained in this Section 17, if any valid Applicable Law of a competent Governmental Authority having jurisdiction over this Agreement and the Parties shall limit Licensor’s rights of termination under this Agreement or shall require longer notice periods than those set forth above, this Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination required by that Applicable Law. Licensor shall not, however, be precluded from contesting the validity, enforceability or application of such Applicable Laws in any action, hearing or dispute relating to this Agreement or the termination of this Agreement.

8.7.	Interim Management. After Licensor has given Licensee written notice that Licensee is in Default, Licensor may (but is not obligated to) assume interim management of the Reborn Coffee Store at the Licensed Location during the pendency of any cure period or in lieu of immediately terminating this Agreement. If Licensor elects to assume interim management of the Reborn Coffee Store, (i) Licensor’s election will not relieve Licensee of Licensee’s obligations under this Agreement, (ii) Licensor will not be liable for any debts, losses, costs or expenses incurred in the operation of the Reborn Coffee Store during any interim management period, all of which shall be Licensee’s responsibility and liability, (iii) Licensor will have the right to charge five hundred dollars ($500) per day fee for the management services, and (iv) Licensee agrees to, and hereby does, indemnify and hold Licensor harmless against any and all claims, demands, judgments, fines, losses, liabilities, costs, amounts paid in settlement and reasonable expenses (including, but not limited to reasonable attorneys’ fees and costs) incurred in connection with the interim management of the Reborn Coffee Store, other than those arising solely from the gross negligence or willful misconduct of Licensor.

8.8.	Delay by Force Majeure. Licensee shall provide Licensor, within ten (10) days after the occurrence of an event that Licensee believes is an event of Force Majeure, with notice of the specific nature and extent of the Force Majeure and an explanation as to how the event has delayed Licensee’s performance under this Agreement. The determination of whether an event of Force Majeure has occurred shall be made by Licensor upon Licensor’s assessment of the event causing the delay. Licensee shall provide Licensor with continuing updates and all information requested by Licensor regarding Licensee’s progress and diligence in responding to and overcoming the event of Force Majeure.

REBORN COFFEE, INC
International Licensing Agreement I 2025	56

8.9.	Termination by Licensee. Licensee may terminate this Agreement due to a material default by Licensor of its obligations hereunder, which default is not cured by Licensor within sixty (60) days after Licensor’s receipt of prompt written notice by Licensee to Licensor detailing the alleged default with specificity; provided, that if the default is such that it cannot be reasonably cured within such sixty (60) day period, Licensor shall not be deemed in default for so long as it commences to cure such default within such sixty (60) days and diligently continues to prosecute such cure to completion. This Section 17.9 contains material terms of this Agreement and a mediator, arbitrator or other Governmental Authority shall not, and shall not have the power or authority to, waive, modify or change the terms of this Section 17.9 in any proceedings or otherwise. If Licensee terminates this Agreement pursuant to this Section 17.9, Licensee shall comply with all of the terms and conditions of Section 18.

9. OBLIGATIONS FOLLOWING TERMINATION OR EXPIRATION

9.1.	General. Upon the expiration or termination of this Agreement or Licensee’s rights granted under this Agreement, Licensee shall immediately cease to use all Trade Secrets, Confidential Information, the Reborn Coffee System, the Reborn Coffee Marks, and any confusingly similar trademark, service mark, trade name, logotype, or other commercial symbol or insignia. Licensee shall at its own cost immediately return the Manuals and all written materials incorporating any Trade Secrets or any other Confidential Information and all copies, reproductions, summaries and extracts of any of the foregoing to Licensor. Licensee shall at its own cost make cosmetic changes to the Licensed Location so that it no longer contains or resembles a Reborn Coffee Store or any of Licensor’s proprietary designs, and shall remove all Reborn Coffee Marks, Reborn Coffee identifying materials and Reborn Coffee cosmetic features and finishes, soffits, interior wall coverings and colors, exterior finishes and colors and signage from the Licensed Location that Licensor may direct.

REBORN COFFEE, INC
International Licensing Agreement I 2025	57

9.2.	Prior Payments.

9.2.1.	Licensor may retain all amounts paid to Licensor pursuant to this Agreement, and Licensee shall immediately pay any and all amounts remaining due to Licensor and/or its Affiliates. If this Agreement terminates due to a Default by Licensee, the amounts to be paid by Licensee shall include all damages, and costs, and expenses, including reasonable attorneys’ fees and costs, incurred by Licensor in connection with the Default, which obligation shall remain, until paid in full. Licensee hereby grants to Licensor a lien in favor of Licensor against all assets of Licensee to secure payment of such amounts. Licensee hereby appoints Licensor as its attorney in fact, with full power and authority to execute and record on Licensee’s behalf all documents necessary or appropriate to obtain and perfect this lien.

9.3.	Termination of Obligations and Rights. Following the termination or expiration of this Agreement, any and all obligations of Licensor to Licensee under this Agreement shall immediately cease and terminate. Likewise, any and all rights of Licensee under this Agreement shall immediately cease and terminate and Licensee shall immediately cease and thereafter refrain from representing itself as a then or former Licensee or other Affiliate of Licensor.

9.4.	Telephone Numbers. Licensor shall have the option, exercisable by written notice provided to Licensee within thirty (30) days after the termination of this Agreement, to take an assignment of all telephone numbers (and associated listings) for the Reborn Coffee Store. Licensee shall notify the telephone company and all listing agencies of the termination or expiration of its right to use the telephone numbers and the directory listings associated with the Reborn Coffee Store, and shall authorize their transfer to Licensor. Licensee shall not be not entitled to any compensation from Licensor if Licensor exercises this option.

9.5.	Internet. If Licensor has previously authorized Licensee to use any Reborn Coffee Marks on the Internet, any web site or on any e-mail address, Licensee shall, at Licensor’s option, cancel or assign to Licensor all of Licensee’s right, title and interest in any Internet web sites, web pages and content therein, e-mail addresses, domain name listings, URLs and registrations which contain any Reborn Coffee Marks, and Licensee shall notify all applicable domain name registrars and all listing agencies of the termination of Licensee’s right to use those domain names, web pages, content and other Internet service associated with Licensor, the Reborn Coffee Store or the Reborn Coffee System, or any part thereof, and shall authorize their cancellation or transfer to Licensor, as directed by Licensor. Licensee shall not be entitled to any compensation from Licensor if Licensor exercises this option.

REBORN COFFEE, INC
International Licensing Agreement I 2025	58

9.6.	Purchase Reborn Coffee Store Assets. Upon the expiration of this Agreement or the termination of this Agreement for any Default of Licensee, Licensor shall have the option, to be exercised by written notice to Licensee within thirty (30) days after the Expiration Date or termination date, to purchase the any and all assets of Licensee related to the Reborn Coffee Store, regardless of whether the Reborn Coffee Store is under construction or is Open and operating, and all of assets of Licensee related to the Reborn Coffee Store that Licensor elects to purchase (collectively, the “Reborn Coffee Store Assets”). The purchase price for the Reborn Coffee Store Assets (the “Purchase Price”) shall be the “Fair Market Value” of the Reborn Coffee Store Assets as determined under this Section 18.6. “Fair Market Value” means the price that a willing buyer would pay to a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts on the date the option is first exercisable (the “Exercise Date”). Licensor and Licensee shall use their best efforts to mutually agree upon the Fair Market Value. If they are unable to so agree within thirty (30) days after the Exercise Date, Licensor shall appoint, within forty (40) days of the Exercise Date, one (1) appraiser, and Licensee shall appoint within forty (40) days of the Exercise Date, one (1) appraiser. The two (2) appraisers shall within a period of five (5) additional days, agree upon and appoint an additional appraiser. The three (3) appraisers shall, within sixty (60) days after the appointment of the third appraiser, determine the Purchase Price in writing and submit their report to Licensor and Licensee. The Purchase Price shall be determined by disregarding the appraiser’s valuation that diverges the greatest from each of the other two (2) appraisers’ valuations, and the arithmetic mean of the remaining two (2) appraisers’ valuations shall be the Purchase Price. Licensor and Licensee shall each pay for the services of the appraiser they select, plus one half (1/2) of the fee charged by the third appraiser, and one half (1/2) of all other costs relating to the determination of the Purchase Price. The Purchase Price as so determined shall be payable as Licensor and Licensee mutually agree. If they are unable to so agree within ten (10) days after final determination of the Purchase Price, fifty percent (50%) of the Purchase Price shall be payable in cash and the remaining fifty percent (50%) of the Purchase Price shall be paid in eighty-four (84) equal monthly payments and shall bear interest at a rate equal to the greater of the prime rate of interest, as published by the Western Edition of the Wall Street Journal, plus three percent (3%), OR ten percent (10%) per annum, but in no event in excess of the maximum rate permitted by Applicable Law. Payment of the portion of the Purchase Price not paid in cash shall be secured by a security interest in the Reborn Coffee Store Assets. Any purchase of the Reborn Coffee Store Assets shall include the assumption by Licensor and the assignment by Licensee, of the Lease for the Reborn Coffee Store.

REBORN COFFEE, INC
International Licensing Agreement I 2025	59

9.7.	Survival of Obligations. Termination or expiration of this Agreement shall be without prejudice to any other rights or remedies that Licensor or Licensee, as the case may be, shall have in law or in equity, including, without limitation, the right to recover benefit of the bargain damages. In no event shall a termination or expiration of this Agreement affect Licensee’s obligations to take or abstain from taking any action in accordance with this Agreement. The provisions of this Agreement which by their nature or expressly constitute post-termination or post- expiration covenants or agreements, including the obligation of Licensor and Licensee to attempt to resolve all disputes by mediation, shall survive the termination or expiration of this Agreement.

9.8.	No Ownership of Reborn Coffee Marks or Reborn Coffee System. Licensee acknowledges and agrees that the rights to the Reborn Coffee Marks and the Reborn Coffee System, and the right to use the Reborn Coffee Marks and the Reborn Coffee System shall be and remain the property of Licensor. Licensee acknowledges and agrees that any use of any Reborn Coffee Marks or any Reborn Coffee System or any part thereof after the termination or expiration of this Agreement by Licensee shall constitute unauthorized use and a misappropriation of Licensor’s property and shall entitle Licensor to relief and remedies against Licensee, including damages due to, but not limited to, trademark infringement, counterfeiting and misappropriation.

9.9.	Government Filings. If Licensee has registered or applied for registration of any of the Reborn Coffee Marks or the name Reborn Coffee as part of an assumed, fictitious or corporate name, Licensee shall promptly terminate or amend those registrations or applications to delete such Reborn Coffee Marks and any confusingly similar marks or names. Nothing in this Section 18.9 is intended to authorize or allow Licensee to make any such application or seek to obtain any such registration.

REBORN COFFEE, INC
International Licensing Agreement I 2025	60

10. INDEPENDENT CONTRACTOR AND INDEMNIFICATION

10.1.	No Fiduciary Relationship. This Agreement does not create a fiduciary relationship between the Parties. Licensee shall be an independent contractor, and nothing in this Agreement is intended to constitute or appoint either Party an agent, legal representative, subsidiary, joint venturer, partner, employee, servant, or Affiliate of the other for any purpose whatsoever. “Nothing herein shall be construed to create a franchise unless separately agreed.”

10.2.	Public Notice of Independent Status. Licensee shall conspicuously identify itself in all dealings with its customers, contractors, suppliers, public officials, and others, as an independent Licensee of Licensor, and shall place the notice of independent ownership on all forms, including business cards, stationary, purchase order forms, invoices, leases, and tax returns. Licensor shall have the right to specify such or similar language of any notice. License must conspicuously display a sign that says “THIS REBORN COFFEE IS AN INDEPENDENTLY OPERATED LICENSED BUSINESS OWNED BY [insert Licensee’s full legal name] AT [insert the address of the Licensed Location].”

10.3.	Independent Contractor. Licensee acknowledges and agrees that it is not authorized to make any contract, agreement, warranty, or representation on Licensor’s behalf, or to incur any debt or other obligations in Licensor’s name, and that Licensor shall in no event assume any liability or obligation for, or be deemed liable under this Agreement as a result of, any action, nor shall Licensor be liable by reason of any act or omission of, Licensee in its conduct of the Reborn Coffee Store or for any claim or judgment arising therefrom against Licensee or Licensor.

10.4.	Indemnification. Licensee and its Owners and Affiliates (collectively, the “Indemnitors”) shall jointly and severally indemnify, defend and hold harmless to the fullest extent permitted by Applicable Law, Licensor and its Constituents (collectively, the “Indemnitees”), from any and all “Losses and Expenses” (as defined below) incurred in connection with any litigation, proceeding, procedure, claim, demand, investigation, or formal or informal inquiry (regardless of whether the same is reduced to judgment) and/or any settlement thereof (collectively, an “Indemnifiable Claim”) which arises directly or indirectly from, as a result of, or in connection with Licensee’s operation of the Reborn Coffee Store and regardless of whether the Indemnifiable Claim or the Losses and Expenses resulted from any strict or vicarious liability imposed by law on Licensee; provided, however, that this indemnity shall not apply to any liability arising from the gross negligence of Licensor (except to the extent that joint liability is involved, in which event the indemnification provided for in this Section 19.4 shall extend to any finding of comparative negligence or contributory negligence attributable to Licensee). For the purpose of this Section 19.4, the term “Losses and Expenses” shall mean and include compensatory, exemplary, or punitive damages, fines and penalties, attorneys’ fees, experts’ fees, court costs, costs associated with investigating and defending against claims, settlement amounts, judgments, compensation for damages to a person or Entity’s reputation or goodwill, and all other costs associated with any of the foregoing.

REBORN COFFEE, INC
International Licensing Agreement I 2025	61

10.4.1.	The Indemnitee shall give Licensee notice of any Indemnifiable Claim of which such Indemnitee is aware for which indemnification is sought under this Section 19.4 The notice shall specify whether the Indemnifiable Claim arises as a result of an Indemnifiable Claim by a third party against such Indemnitee (a “Third Party Claim”) or whether the Indemnifiable Claim does not result from an Indemnifiable Claim by a third party against such Indemnitee (a “Direct Claim”), and shall also describe (to the extent that the information is available) the factual basis for the Indemnifiable Claim and the amount of the Indemnifiable Claim, if known.

10.4.2.	With respect to Third Party Claims, the Indemnitors shall have the right, at their expense and at their election, to assume control of the negotiation, settlement and defense of Third Party Claims through counsel of their choice. The election of the Indemnitors to assume such control shall be made within thirty (30) days after Licensee’s receipt of notice of a Third Party Claim. If the Indemnitors elect to assume control, the Indemnitors shall do so at the Indemnitors’ sole expense. The Indemnitees shall have the right to be informed and consulted with respect to the negotiation, settlement and defenses of the Third Party Claims and to retain counsel to act on the Indemnitees’ behalf, at the Indemnitees’ sole expense, unless Licensee consents to the retention of the Indemnitees’ counsel at the Indemnitors’ expense or unless the Indemnitors and the applicable Indemnitee(s) are both named in any action or proceeding and the representation of both the Indemnitors and the Indemnitee(s) by the same counsel would be inappropriate because of any actual or potential differing interests between them (such as the availability of different defenses), in which case the Indemnitees shall have the right to retain separate attorneys at the Indemnitors’ expense.

REBORN COFFEE, INC
International Licensing Agreement I 2025	62

10.4.3.	If the Indemnitors elect to assume control, but thereafter fail to defend the Third Party Claim within a reasonable time or with diligence or in good faith, the Indemnitees shall be entitled to assume control of the defense at the Indemnitors’ expense and the Indemnitors shall be bound by the results obtained by the Indemnitees with respect to the Third Party Claim. If any Third Party Claim is of a nature that the Indemnitees are required by Applicable Law to make a payment to any claimant with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnitees may make such payment and the Indemnitors shall, within thirty (30) days after demand by the Indemnitees, reimburse the Indemnitees for the amount of the payment. If the Indemnitees’ liability under the Third Party Claim, as finally determined, is less than the amount paid by the Indemnitors to the Indemnitees, the Indemnitees shall, within thirty (30) days after receipt of the difference from the claimant, pay the difference to the Indemnitors.

10.4.4.	If the Indemnitors fail to assume control of the defense of any Third Party Claim, the Indemnitees shall have the exclusive right to consent, settle or pay the amount claimed, at the Indemnitors’ expense. Whether or not the Indemnitors assume control of the negotiation, settlement or defenses of any Third Party Claim, the Indemnitors shall not settle any Third Party Claim without the written consent of the Indemnitees. The Indemnitees and the Indemnitors shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect to Third Party Claims (including supplying copies of all relevant documentation promptly as they become available); provided, however, that the Indemnitees are not required to share attorney-client privileged communications between an Indemnitee and its attorney.

10.4.5.	With respect to Direct Claims, following receipt of notice from the Indemnitees of the Direct Claim, the Indemnitors shall have thirty (30) days to make such investigation of the Direct Claim as is considered necessary . For the purpose of the investigation, the Indemnitees shall make available to the Indemnitors the information relied upon by the Indemnitees to substantiate the Direct Claim, together with all other information that the Indemnitors may reasonably request. If the Indemnitors and the Indemnitees agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of a Direct Claim, the Indemnitors shall immediately pay the Indemnitees the full agreed upon amount of the Direct Claim. If the Indemnitors fails to pay the same, the matter shall be resolved in the manner described in Section 20.

REBORN COFFEE, INC
International Licensing Agreement I 2025	63

11. DISPUTE RESOLUTION

11.1.	Mediation. The Parties pledge to attempt first to resolve any Dispute pursuant to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association or its successor (“AAA”) unless Licensor and Licensee agree on alternative rules and a mediator within fifteen (15) days after either Party first gives notice of mediation. Mediation shall be conducted in Orange County, California, and shall be conducted and completed within forty- five (45) days following the date either Party first gives notice of mediation unless otherwise agreed to in writing by Licensor and Licensee. The fees and expenses of the mediator shall be shared equally by Licensor and Licensee. The mediator shall be disqualified as a witness, expert or counsel for any Party with respect to the Dispute and any related matter. Mediation is a compromise negotiation and shall constitute privileged communications under California and other Applicable Laws. The entire mediation process shall be confidential and the conduct, statements, promises, offers, views and opinions of the mediator and Licensor and Licensee shall not be discoverable or admissible in any legal or other proceeding for any purpose; provided, however, that evidence which is otherwise discoverable or admissible shall not be excluded from discovery or admission as a result of its use in the mediation. Notwithstanding anything to the contrary set forth in this Agreement, any Party that fails to reasonably cooperate in scheduling and completing a mediation within forty-five (45) days after giving or receiving notice thereof shall be precluded from recovering costs, expenses, and/or prevailing Party attorneys’ fees in any subsequent legal action. If any dispute remains unresolved ninety (90) days after a demand for mediation by either Party, Licensor and Licensee shall each be free to pursue their respective legal remedies under Section 20.2.

11.2.	Judicial Relief. The Parties agree that (i) all disputes arising out of or relating to this Agreement shall be brought in the Superior Court of California, County of Orange, or the United States District Court of the Central District of California, Southern Division. To the fullest extent that the Parties may do so under Applicable Law, the Parties waive the defense of inconvenient forum to the maintenance of an action in these courts and agree not to commence any action of any kind except in these courts. This Agreement shall be interpreted and construed under the laws of California. In the event of any conflict of law, the law of California shall prevail, without regard to the application of California conflict of law rules. If, however, any provision of this Agreement would not be enforceable under the laws of California, and if the Reborn Coffee Store is located outside of California and such provision would be enforceable under the laws of the state in which the Reborn Coffee Store is located, then such provision shall be interpreted and construed under the laws of that state. Nothing in this Section 20.2 is intended by the Parties to subject this Agreement to any license or similar law, rules, or regulation of any state to which it would not otherwise be subject.

REBORN COFFEE, INC
International Licensing Agreement I 2025	64

11.3.	Waivers. The Parties agree, to the extent permitted by Applicable Law, that any legal action of any kind by either Party arising out of or relating to this Agreement or its breach must be commenced by no later than the last to occur of the following: (i) one hundred eighty (180) days after obtaining knowledge of any facts which constituted or gave rise to the alleged violation or liability, or (ii) one year after the act, event, occurrence or transaction which constituted or gave rise to the alleged violation or liability. Licensor and License, for themselves, and for and on behalf of the Licensor’s Affiliates and the Owners, respectively, hereby waive to the fullest extent permitted by Applicable Law, any right to, or claim for, punitive or exemplary damages against the other and agree that, in the event of a dispute between them, Licensor and Licensee shall each be limited to recovering only the actual damages proven to have been sustained by that Party, except as provided in Section 20.5.

11.4.	Specific Performance. Licensor and Licensee acknowledge that each Party would be irreparably damaged if the provisions of this Agreement were not capable of being specifically enforced, and for this reason, Licensor and Licensee agree that the provisions of this Agreement shall be specifically enforceable. Licensor and Licensee further agree that any act or failure to act which does not strictly comply with the provisions and conditions of this Agreement may be specifically enforced or restrained, as applicable, and that the equitable relief provided for in this Agreement shall not in any way limit or deny any other remedy at law or in equity that either Licensor or Licensee might otherwise have.

11.5.	Exclusive Remedy. In the event a Party makes any claim or assertion that the other Party has unreasonably withheld, conditioned or delayed any consent, approval or authorization required under this Agreement, the Party making such claim hereby waives any claim for damages and neither Party may claim any damages by way of setoff, counterclaim or defense in connection therewith. Each Party’s sole remedy for such a claim shall be an action or proceeding to enforce the provisions of this Agreement, for specific performance or for declaratory judgment.

REBORN COFFEE, INC
International Licensing Agreement I 2025	65

11.6.	Attorneys’ Fees. In any legal action or proceeding brought to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs in addition to any other relief that may be awarded by a court of competent jurisdiction.

11.7.	Right of Parties Are Cumulative. Except as provided under Section 20.5, rights under this Agreement are cumulative, and Licensee’s and Licensor’s exercise or enforcement of any right or remedy under this Agreement will not preclude Licensee’s and Licensor’s exercise or enforcement of any other right or remedy which we or you are entitled by law to enforce.

12. NOTICES

All notices or demands to be given under this Agreement shall be in writing and shall be served in person, by courier delivery for next business day delivery or by certified mail. Service shall be deemed conclusively made (i) at the time of service, if personally served, (ii) one (1) business day after delivery by the Party giving the notice, statement or demand if by courier for next business day delivery with a guaranteed tracking facility, and (iii) three (3) business days after placement in the United States mail by certified mail, return receipt requested, with postage prepaid. Notices and demands shall be given to the respective Parties at the following addresses shown on the signature page of this Agreement, unless and until a different address has been designated by written notice to the other Party. Either Party may change its address for the purpose of receiving notices, demands and other communications provided by a written notice given in the manner aforesaid to the other Party.

13. OTHER PROVISIONS

13.1.	Waiver and Delay. No waiver by Licensor of any Default, or series of Defaults in performance by Licensee, and no failure, refusal or neglect of Licensor to exercise any right, power or option given to it hereunder or under any agreement between Licensor and Licensee, whether entered into before, after or contemporaneously with the execution of this Agreement, or to insist upon strict compliance with or performance of Licensee’s obligations under this Agreement or any Reborn Coffee License Agreement or other agreement between Licensor and Licensee, whether entered into before, after or contemporaneously with the execution of this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any continuing or subsequent Default or a waiver by Licensor of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

REBORN COFFEE, INC
International Licensing Agreement I 2025	66

13.2.	Survival of Covenants. The covenants contained in this Agreement which, by their nature or terms, require performance by a Party after the expiration or termination of this Agreement shall be enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

13.3.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Licensor and shall be binding upon and inure to the benefit of Licensee and its permitted successors and permitted assigns, subject to the prohibitions and restrictions against Assignment contained in this Agreement.

13.4.	Joint and Several Liability. If Licensee consists of more than one Owner, the obligations and liabilities of each such person or Entity to Licensor are joint and several.

13.5.	Entire Agreement. This Agreement and the Exhibits and, if applicable, the Area Development Agreement contain all of the terms and conditions agreed upon by the Parties concerning the subject matter of this Agreement. No other agreements concerning the subject matter of this Agreement, written or oral, shall be deemed to exist or to bind either of the Parties and all prior agreements, understandings and representations are merged into this Agreement and superseded by this Agreement. No director, manager, officer, employee, representative, agent or advisor of Licensor or any of its Affiliates has any authority to make any agreement, representation or promise not included in this Agreement, and Licensee agrees that it has executed this Agreement without reliance upon any agreement, representation or promise not included in this Agreement. This Agreement cannot be modified or changed except by written instrument signed by both of the Parties. Notwithstanding the foregoing, nothing in this Agreement is intended to disclaim any representations made in the license disclosure document.

REBORN COFFEE, INC
International Licensing Agreement I 2025	67

13.6.	Titles and Recitals. Section and Section titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement. The Recitals set forth in Recitals A through D of this Agreement are true and correct and are hereby incorporated by reference into the body of this Agreement.

13.7.	Gender and Construction. The terms of all Exhibits referenced herein and attached to this Agreement are hereby incorporated into and made a part of this Agreement as if the same had been set forth in full in this Agreement. All terms used in any one number or gender shall extend to mean and include any other number and gender as the facts, context, or sense of this Agreement or any Section in this Agreement may require. As used in this Agreement, the words “include,” “includes” or “including” are used in a non-exclusive sense and shall be interpreted to mean “including without limitation” or “including but not limited to”. Unless otherwise expressly provided in this Agreement to the contrary, any consent, approval, acceptance or authorization of Licensor or Licensee that may be required under this Agreement shall be in writing and shall not be unreasonably withheld, conditioned or delayed by the Party whose consent, approval, acceptance or authorization has been requested. On any occasion where Licensor is required or permitted to make any judgment, determination or use its discretion, including any decision as to whether any condition or circumstance meets Licensor’s standards or satisfaction, Licensor may do so in its sole subjective judgment and discretion. Neither this Agreement nor any uncertainty or ambiguity in this Agreement shall be construed or resolved against the drafter of this Agreement, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of both Parties. Licensor and Licensee intend that if any provision of this Agreement is susceptible to two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall be given the meaning that renders it enforceable. To the extent there is any conflict between this Agreement and the License Agreement, the License Agreement shall control and govern.

13.8.	Severability; Modification. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to Applicable Law. Whenever there is any conflict between any provisions of this Agreement and any present or future Applicable Law contrary to which the Parties have no legal right to contract, the latter shall prevail, but in that event, the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of Applicable Law. In the event that any part, Section, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining part of this Agreement shall continue in full force and effect.

REBORN COFFEE, INC
International Licensing Agreement I 2025	68

13.9.	Counterparts and Electronic Copies. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Signatures transmitted electronically or by facsimile will be deemed original signatures. Electronic copies of this Agreement shall constitute and be deemed an original copy of this Agreement for all purposes, provided that the electronic copies are fully executed, dated and identical in form to the original hard copy version of this Agreement.

13.10.	Opportunity to Consult; Intent to Comply. Licensee acknowledges that Licensor has accorded Licensee ample time and opportunity to consult with advisors of Licensee’s own choosing about the potential benefits and risks of entering into this Agreement. Licensee, and its Owners, jointly and severally acknowledge that they have obtained the advice of counsel in connection with entering into this Agreement, that they understand the nature of this Agreement, and that they intend to comply with the terms of this Agreement and be bound by the terms of this Agreement.

13.11.	Atypical Terms. Licensee acknowledges and agrees that Licensor may modify the offer of its licenses to other Reborn Coffee Licensees in any manner and at any time, which offers have or may have terms, conditions, and obligations that may differ from the terms, conditions, and obligations in this Agreement. Licensee further acknowledges and agrees that Licensor has made no warranty or representation, express or implied, that all Reborn Coffee License Agreements previously issued or issued after this Agreement by Licensor do or will contain terms substantially similar to those contained in this Agreement. Licensor may, in its business judgment and its sole and absolute discretion, due to local business conditions or otherwise, waive or modify comparable provisions of other Reborn Coffee License Agreements previously executed or executed after the date of this Agreement with other Reborn Coffee Licensees in a non-uniform manner.

13.12.	General Terms. Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor. Licensee has read this Agreement and understands and accepts the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain Licensor’s standards of service and quality and the uniformity of those standards at all Reborn Coffee Stores in order to protect and preserve the Reborn Coffee System and the goodwill of the Reborn Coffee Marks. Licensee has conducted an independent investigation of the business contemplated by this Agreement. Licensee recognizes that the Reborn Coffee System may evolve and change over time, that an investment in this license involves business risks, and that the success of the investment depends upon Licensee’s business ability and efforts. The Parties acknowledge and agree that each Party has been represented by independent legal counsel of their choice in connection with this Agreement or has had the opportunity to have legal counsel review this Agreement and advise such Party regarding the same, but has voluntarily chosen not to do so. Licensee has not received or relied upon any representation, promise or guarantee, express or implied, about the revenues, profits or success of the business venture contemplated by this Agreement.

[SIGNATURE PAGE TO FOLLOW]

REBORN COFFEE, INC
International Licensing Agreement I 2025	69

IN WITNESS WHEREOF, the Parties have executed this Licensing Agreement on the Effective Date.

LICENSOR:		LICENSEE:

REBORN COFFEE, INC		Arjomand Group LLC

A California Corporation		a/an

By:	/s/ Jay Kim	By:	/s/ Farooq M. Arjomand
Name:	Jay Kim	Name:	Farooq M. Arjomand
Title:	Chief Executive Officer and Director	Title:	Chief Executive Officer

Address for Notices:	Address for Notices:

Reborn Coffee, Inc	P. O. Box 7470
580 N. Berry St.	Dubai, UAE
Brea, California 92821
Attention:

REBORN COFFEE, INC
International Licensing Agreement I 2025	70